                                                                   EXHIBIT 10.10

                                                               EXECUTION VERSION

================================================================================

                              AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                                   dated as of


                                November 8, 2006

                                      among

                              SMITH & WESSON CORP.,
                                   as Borrower

                       SMITH & WESSON HOLDING CORPORATION,
                                  as Guarantor

                                       and

                               TD BANKNORTH, N.A.,
                                    as Lender

================================================================================

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.....................................................     1
SECTION 1.01.   Defined Terms.............................................     1
SECTION 1.02.   Classification of Loans and Borrowings....................    31
SECTION 1.03.   Terms Generally...........................................    31
SECTION 1.04.   Accounting Terms; GAAP....................................    32

ARTICLE II THE CREDITS....................................................    32
SECTION 2.01.   Term Loan.................................................    32
SECTION 2.02.   Repayment of Term Loan....................................    32
SECTION 2.03.   Real Estate Loan..........................................    32
SECTION 2.04.   Repayment of Real Estate Loan.............................    33
SECTION 2.05.   Revolving Loans...........................................    33
SECTION 2.06.   Repayments of Revolving Loans.............................    33
SECTION 2.07.   Equipment Loans...........................................    33
SECTION 2.08.   Repayment Terms of Equipment Loans........................    34
SECTION 2.09.   Acquisition Loans.........................................    35
SECTION 2.10.   Repayment of Acquisition Loans............................    35
SECTION 2.11.   Procedure for Borrowing...................................    36
SECTION 2.12.   Funding of Loans..........................................    36
SECTION 2.13    Interest Elections........................................    36
SECTION 2.14.   Interest..................................................    37
SECTION 2.15.   Alternate Rate of Interest................................    38
SECTION 2.16.   Termination and Reduction of Commitments..................    38
SECTION 2.17.   Prepayment of Loans.......................................    40
SECTION 2.18.   Fees and Other Charges....................................    43
SECTION 2.19.   Increased Costs...........................................    44
SECTION 2.20.   Break Funding, Prepayment and Yield Maintenance Fees......    45
SECTION 2.21.   Taxes.....................................................    46
SECTION 2.22    Letters of Credit.........................................    46
SECTION 2.23.   Payments Generally........................................    49

ARTICLE III REPRESENTATIONS AND WARRANTIES................................    50
SECTION 3.01.   Organization; Powers......................................    50

SECTION 3.02.   Authorization; Enforceability.............................    50
SECTION 3.03.   Governmental Approvals; No Conflicts......................    50
SECTION 3.04.   Financial Condition; No Material Adverse Change...........    50
SECTION 3.05.   Properties................................................    51
SECTION 3.06.   Litigation and Environmental Matters......................    51
SECTION 3.07.   Compliance with Laws and Agreements.......................    52
SECTION 3.08.   Investment Company Status.................................    52
SECTION 3.09.   Taxes.....................................................    52
SECTION 3.10.   ERISA.....................................................    52
SECTION 3.11.   Disclosure................................................    52
SECTION 3.12.   Material Agreements.......................................    53
SECTION 3.13.   Solvency..................................................    53
SECTION 3.14.   Insurance.................................................    53
SECTION 3.15.   Capitalization and Subsidiaries...........................    53
SECTION 3.16.   Security Interest in Collateral...........................    54
SECTION 3.17.   Employment Matters........................................    54
SECTION 3.18.   Affiliate Transactions....................................    54
SECTION 3.19.   OFAC; Patriot Act.........................................    54

ARTICLE IV CONDITIONS.....................................................    55
SECTION 4.01.   Effective Date............................................    55
SECTION 4.02.   Each Credit Event.........................................    56

ARTICLE V AFFIRMATIVE COVENANTS...........................................    57
SECTION 5.01.   Financial Statements; Borrowing Base and Other
                Information...............................................    57
SECTION 5.02.   Notices of Material Events................................    60
SECTION 5.03.   Existence; Conduct of Business............................    61
SECTION 5.04.   Payment of Obligations....................................    61
SECTION 5.05.   Maintenance of Properties.................................    61
SECTION 5.06    Books and Records; Inspection Rights......................    62
SECTION 5.07.   Compliance with Laws......................................    62
SECTION 5.08.   Use of Proceeds and Letters of Credit.....................    62
SECTION 5.09.   Insurance.................................................    62
SECTION 5.10.   Casualty and Condemnation.................................    63
SECTION 5.11.   Appraisals................................................    63

SECTION 5.12.   Depository Banks..........................................    63
SECTION 5.13.   Additional Collateral; Further Assurances.................    63

ARTICLE VI NEGATIVE COVENANTS.............................................    64
SECTION 6.01    Indebtedness..............................................    64
SECTION 6.02.   Liens.....................................................    66
SECTION 6.03.   Fundamental Changes.......................................    67
SECTION 6.04.   Investments, Loans, Advances, Guarantees and
                Acquisitions..............................................    67
SECTION 6.05.   Asset Sales...............................................    69
SECTION 6.06.   Sale and Leaseback Transactions...........................    70
SECTION 6.07.   Swap Agreements...........................................    70
SECTION 6.08.   Restricted Payments; Certain Payments of Indebtedness.....    70
SECTION 6.09.   Transactions with Affiliates..............................    71
SECTION 6.10.   Restrictive Agreements....................................    71
SECTION 6.11.   Amendment of Organizational Documents.....................    72
SECTION 6.12.   Financial Covenants.......................................    72

ARTICLE VII EVENTS OF DEFAULT.............................................    73
SECTION 7.01.   Events of Default.........................................    73
SECTION 7.02.   Remedies; Termination of Commitments; Acceleration; etc...    76

ARTICLE VIII SECURITY INTEREST............................................    76
SECTION 8.01.   Grant of Security Interest................................    76
SECTION 8.02.   Special Warranties and Covenants of the Borrower..........    78
SECTION 8.03.   Collection of Proceeds of Accounts Receivable.............    81
SECTION 8.04.   Fixtures, etc.............................................    83
SECTION 8.05.   Right of Lender to Dispose of Collateral, etc.............    83
SECTION 8.06.   Right of Lender to Use and Operate Collateral, etc........    83
SECTION 8.07.   Proceeds of Collateral....................................    84

ARTICLE IX MISCELLANEOUS..................................................    84
SECTION 9.01.   Notices...................................................    84
SECTION 9.02.   Waivers; Amendments.......................................    86
SECTION 9.03.   Expenses; Indemnity; Damage Waiver........................    86
SECTION 9.04.   Successors and Assigns....................................    88
SECTION 9.05.   Survival..................................................    89
SECTION 9.06.   Counterparts; Integration; Effectiveness..................    90

SECTION 9.07.   Severability..............................................    90
SECTION 9.08    Right of Setoff...........................................    90
SECTION 9.09.   Governing Law; Jurisdiction; Consent to Service of
                Process...................................................    90
SECTION 9.10.   WAIVER OF JURY TRIAL......................................    91
SECTION 9.11.   Headings..................................................    91
SECTION 9.12.   Confidentiality...........................................    91
SECTION 9.13.   Nonreliance; Violation of Law.............................    92
SECTION 9.14.   USA PATRIOT Act...........................................    92
SECTION 9.15.   Disclosure................................................    92
SECTION 9.16.   Interest Rate Limitation..................................    92

EXHIBIT A   ACQUISITION CERTIFICATE
EXHIBIT B   ACQUISITION LINE NOTE
EXHIBIT C   ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT D   BORROWING BASE CERTIFICATE
EXHIBIT E   BORROWING REQUEST
EXHIBIT F   COMPLIANCE CERTIFICATE
EXHIBIT G   CONVERSION/CONTINUATION NOTICE
EXHIBIT H   EQUIPMENT LINE OF CREDIT NOTE
EXHIBIT I   JOINDER AGREEMENT
EXHIBIT J   PERFECTION CERTIFICATE
EXHIBIT K   REVOLVING CREDIT NOTE

     AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of November 8, 2006 (as it may be amended or modified from time to time, this "AGREEMENT"), by and between Smith & Wesson Corp., a Delaware corporation (the "BORROWER"), Smith & Wesson Holding Corporation, a Nevada corporation ("HOLDINGS"), and TD Banknorth, N.A. (the "LENDER").

                                    RECITALS

     The parties hereto agree as follows:

     A. The Borrower and Holdings entered into the Loan and Security Agreement dated as of January 11, 2005 (the "EXISTING CREDIT AGREEMENT") with Banknorth, N.A., as predecessor-by-merger to the Lender;

     B. The parties hereto have agreed to amend and restate the Existing Credit Agreement in conjunction with the Lender providing an additional credit facility for the purpose of making acquisitions as provided in this Agreement, which Agreement shall be effective upon the satisfaction of certain conditions precedent set forth in Section 4.01 hereof; and

     C. It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement which remain outstanding or evidence repayment of any such obligations and liabilities, and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the existing obligations and liabilities of the Borrower and Guarantor hereunder.

     In consideration of the mutual covenants herein contained, the parties hereto agree that on the Restatement Effective Date (as hereinafter defined), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

                                    ARTICLE I

                                   Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     "Account" means all of the Borrower's now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

     "Accountants" means BDO Seidman, LLP or other independent certified public accountants of nationally-recognized standing.

     "Account Debtor" means any Person obligated on an Account.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the Restatement Effective Date, by which any Loan Party
(a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

     "Acquisition Availability" means, at any time, an amount equal to (a) the lesser of the Acquisition Loan Commitment, minus (b) the unpaid principal balance of the Acquisition Loans.

     "Acquisition Borrowing(s)" means Acquisition Loans made on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

     "Acquisition Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit A or another form which is acceptable to the Lender in its Permitted Discretion, that is to be delivered pursuant to Section 2.09(b)(i).

     "Acquisition Line Note" means that certain Acquisition Line of Credit Note of even date herewith made by Borrower to the order of Lender in the original principal amount of $30,000,000, substantially in the form of Exhibit B, as the same may be amended, restated, extended, replaced or otherwise modified from time to time.

     "Acquisition Loan(s)" means a loan made pursuant to Section 2.09 and evidenced by the Acquisition Line Note.

     "Acquisition Loan Availability Period" means the period from the Restatement Effective Date to, but not including, November 8, 2008.

     "Acquisition Loan Commitment" means the commitment of the Lender to make Acquisition Loans of up to a maximum principal amount of $30,000,000.

     "Acquisition Loan Maturity Date" means November 8, 2013.

     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Applicable Margin" means

          (a) (i) during the period commencing on the date hereof and ending on the date of delivery of the Compliance Certificate for the fiscal quarter ending October 31, 2006, the Applicable Margin for Prime Loans shall be 0.00% per annum and the Applicable Margin for LIBOR Loans shall be 2.00% per annum, and (ii) during each Interest Period thereafter the Applicable Margin shall be determined based upon the Borrower Leverage Ratio as of the Determination Date immediately preceding the first day of such Interest Period, as indicated in the following table:

                              Applicable Margin for     Applicable Margin for
                            Acquisition and Revolving    Equipment Loans (per     Applicable Margin      Unused Acquisition
                           Loan (per annum rates) for      annum rates) for     (per annum rates) for   Loan Fee and Unused
Borrower Leverage Ratio            Prime Loans               Prime Loans             LIBOR Loans            Revolver Fee
------------------------   --------------------------   ---------------------   ---------------------   -------------------
Greater than  2.00:1.00              0.25%                      0.00%                   2.25%                   0.50%

Greater than or equal to
1.75:1.00 but less
than 2.00:1.00                       0.00%                      0.00%                   2.00%                   0.25%

Less than 1.75:1.00                  0.00%                      0.00%                   1.75%                   0.25%

If any Compliance Certificate has not been delivered to the Lender within the time periods specified in Section 5.01(d), then until the Determination Date, the highest rate set forth above shall apply.

     "Approved Fund" has the meaning assigned to such term in Section 9.04(b).

     "Assignment and Assumption" means an Assignment and Assumption, substantially in the form of Exhibit C.

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

     "Borrower" has the meaning assigned to such term in the preamble.

     "Borrower EBITDA" means, for any period, Borrower Net Income for such period plus (a) without duplication and to the extent deducted in determining Borrower Net Income for such period, the sum of (i) Borrower Interest Expense for such period, (ii) income tax expense (with a deduction in case of income tax benefit) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, (v) any non-cash charges for such period related to stock options and restricted stock granting and (vi) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Borrower Net Income in a prior period), minus (b) without duplication and to the extent included in Borrower Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower in accordance with GAAP, minus (c) any amounts loaned, advanced or invested pursuant to
Section 6.04(g) by the Borrower or any Restricted Subsidiary during such period.

     "Borrower Fixed Charge Coverage Ratio" means the ratio, determined as of the end of each of fiscal quarter of Borrower for the most-recently ended four fiscal quarters, of (a) Borrower EBITDA, plus Borrower Rental Expense, minus the unfinanced portion of Capital Expenditures of the Borrower minus cash taxes paid, minus dividends and distributions paid in cash, to (b) Borrower Fixed Charges, all calculated for the Borrower in accordance with GAAP.

     "Borrower Fixed Charges" means, with reference to any period, without duplication, cash Borrower Interest Expense for such period, plus Borrower Rental Expense paid during such period, plus scheduled principal payments on Indebtedness made during such period, plus Capital Lease Obligation payments made during such period, all calculated for the Borrower.

     "Borrower Funded Debt" means, at any date, without duplication, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date (excluding undrawn amount of Letters of Credit, Foreign Exchange Obligations, Swap Obligations and Cash Management Obligations), determined in accordance with GAAP; provided, however, that for purposes of calculating the financial covenants set forth in Section 6.12, any Guarantee and Off-Balance Sheet Liability shall be deemed to be fully funded. In the case of any Guarantee, the amount deemed fully funded shall be the greater of (x) the amount then due on the Guarantee, or (y) the maximum principal amount of the indebtedness then subject to such Guarantee. In the case of any Off-Balance Sheet Liability, the amount deemed fully funded shall be the amount that would be due if such Off-Balance Sheet Liability was due on the date of determination.

     "Borrower Interest Expense" means, with reference to any period, without duplication, the interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Borrower and its Restricted Subsidiaries for such period in accordance with GAAP.

     "Borrower Leverage Ratio" means the ratio, determined as at the end of each fiscal quarter of Borrower, of (a) Borrower Funded Debt on such date to (b) Borrower EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

     "Borrower Net Income" means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP.

     "Borrower Rental Expense" means for any period, without duplication, all obligations in respect of fixed, base and contingent rent paid or due by the Borrower and its Restricted Subsidiaries during such period under any rental agreements or leases of real or personal property (other than Capital Lease Obligations).

     "Borrowing(s)" means collectively or individually, Revolving Borrowing(s), Acquisition Borrowing(s) and/or Equipment Borrowing(s).

     "Borrowing Base" means, at any time, the sum of (a) 85% of Borrower's Eligible Accounts at such time, plus (b) the lesser of (i) Six Million Dollars ($6,000,000), or (ii) (x) 60% of Borrower's Eligible Finished Goods Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (y) 70% of Borrower's Eligible Raw

Materials, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (z) 40% of Borrower's Eligible Finished Parts Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time. The Lender may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.

     "Borrowing Base Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit D or another form which is acceptable to the Lender in its Permitted Discretion.

     "Borrowing Request" means a written request by the Borrower for: a Revolving Borrowing; an Acquisition Borrowing; or an Equipment Borrowing in accordance with Section 2.11, which request shall be made in the form of Exhibit E.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Capital Expenditures" of any Person means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet of such Person prepared in accordance with GAAP.

     "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Cash Management Bank" means the Lender, SunTrust Bank, and other financial institutions that, from time to time, enter into a Deposit Account Control Agreement.

     "Cash Management Obligations" means any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services.

     "Cash Management Reserve" means all reserves established by the Lender from time to time in its Permitted Discretion for Cash Management Obligations then provided or outstanding. As of the date hereof, the Cash Management Reserve is $420,000.00.

     "Cash Management Services" means each and any of the following treasury management services provided to any Loan Party by the Lender or any of its Affiliates including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.

     "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Colton R. Melby and Mitchell A. Saltz; or (d) Holdings shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of the Borrower on a fully diluted basis; (e) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of any Restricted Subsidiary or Supported Subsidiary (unless such Supported Subsidiary becomes an Unrestricted Subsidiary in conjunction with the release of all Guarantees given by all Loan Parties and Restricted Subsidiaries) on a fully diluted basis; or (f) so long as there are Acquisition Loans outstanding, Holdings, the Borrower or any Restricted Subsidiary shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of any Unrestricted Subsidiary whose acquisition or formation was financed with the proceeds of any Acquisition Loan.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender, by any lending office of the Lender or by the Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Charges" has the meaning assigned to such term in Section 9.16.

     "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Equipment Loans or Acquisition Loans.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender, to secure the Obligations.

     "Collateral Access Agreement" means any landlord waiver or other similar agreement between the Lender and any third party (including any bailee or consignee) in possession of any Collateral or any landlord of Borrower for any leased premises where any Collateral is located, as any such waiver or similar agreement may be amended, restated or otherwise modified from time to time.

     "Collateral Documents" means, collectively, this Agreement, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, and any other documents now or hereafter executed and delivered to the Lender granting a Lien upon the Collateral as security for payment of the Obligations, as the same may be amended, restated or otherwise modified from time to time.

     "Commitment(s)" means each and all of the Revolving Commitment, the Equipment Loan Commitment and the Acquisition Loan Commitment, as each such Commitment may be changed from time to time pursuant to this Agreement.

     "Companies" means Holdings and each of its direct and indirect Subsidiaries, including, without limitation, the Borrower.

     "Compliance Certificate" means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit F or another form which is acceptable to the Lender in its Permitted Discretion.

     "consolidated" means the combined financial information and results of Holdings and all its Subsidiaries taken as a whole, after netting out intercompany accounts and transactions.

     "consolidating" means the individual financial information and results of each of Holdings and its Subsidiaries taken on a stand alone basis before making any adjustments for intercompany accounts and transactions.

     "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense (with a deduction in case of income tax benefit) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, (v) any non-cash charges for such period related to stock options and restricted stock granting, (vi) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), and (vii) any non-cash charges for such period set forth on Schedule 1.01 hereof, minus (b) without duplication and to the extent included in Consolidated Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Companies on a consolidated basis in accordance with GAAP. If Holdings or the Borrower shall have consummated a Permitted Acquisition during the period between the Restatement Effective Date and January 31, 2007, and Lender has given its prior written consent to the application of this provision, Consolidated EBITDA, for purposes of determining compliance with the Consolidated Leverage Ratio, shall be calculated as if Holdings or the Borrower, as the case may be, shall have owned the acquired entity as of February 1, 2006.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio, determined as of the end of each of fiscal quarter of Holdings for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDA, plus Consolidated Rental Expense, minus the unfinanced portion of Capital Expenditures minus cash taxes paid, minus dividends and distributions paid in cash, to

(b) Consolidated Fixed Charges, all calculated for the Companies on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charges" means, with reference to any period, without duplication, cash Consolidated Interest Expense for such period, plus Consolidated Rental Expense paid during such period, plus scheduled principal payments on Indebtedness made during such period, plus Capital Lease Obligation payments made during such period, all calculated for the Companies on a consolidated basis.

     "Consolidated Interest Expense" means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.

     "Consolidated Leverage Ratio" means the ratio, determined as at the end of each fiscal quarter of Holdings, of (a) Total Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date), provided that solely for purposes of Section 6.12, to the extent Holdings or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business that is permitted by Section 6.05 during the period of four fiscal quarters of Holdings most recently ended, the Consolidated Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by the Financial Officers of Holdings), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four quarter period.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a

Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

     "Consolidated Rental Expense" means for any period, all obligations in respect of fixed, base and contingent rent paid or due by Holdings or any of its Subsidiaries, on a consolidated basis, during such period under any rental agreements or leases of real or personal property (other than Capital Lease Obligations).

     "Controlled Account(s)" has the meaning assigned to such term in Section 8.03(a) hereto.

     "Conversion Date" means (a) with respect to Equipment Loans, April 30, 2007, and (b) with respect to Acquisition Loans, November 8, 2008.

     "Conversion/Continuation Notice" means a written request by the Borrower for a conversion or continuation of the interest rate on a Loan in accordance with Section 2.11 and 2.13, which notice shall be in the form of Exhibit G.

     "Copyright Security Agreement" means that certain Copyright Security Agreement of even date herewith executed by Borrower for the benefit of Lender, as the same may be amended, restated or otherwise modified from time to time.

     "Credit Exposure" means the sum of (a) the Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of the Term Loan outstanding at such time, plus (c) an amount equal to the aggregate principal amount of Equipment Loans outstanding at such time, plus (d) an amount equal to the aggregate principal amount of Acquisition Loans outstanding at such time, plus (e) an amount equal to the aggregate principal amount of the Real Estate Loan at such time, plus (f) an amount equal to the Swap Termination Value, if any, at such time, less the Specified Swap Reserve, plus (g) an amount equal to F/X Exposure at such time, less the Foreign Exchange Reserve. (In the case of (f) and (g) above, the amounts cannot be less than $0.00 for the purposes of determining Credit Exposure.)

     "Credit Reserve" means, at any time, the sum of (a) the Cash Management Reserve, plus (b) the Foreign Exchange Reserve, plus the Specified Swap Reserve.

     "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Deposit Account Control Agreement" means (a) that certain Restricted Account Agreement dated as of February 8, 2005, among the Borrower, the Lender and SunTrust Bank, as amended from time to time; and (b) any agreement, in form and substance satisfactory to the Lender, providing (i) that all items received or deposited in a deposit account on behalf of any Loan Party are pledged to the Lender, that the bank in which such deposit account is maintained has no lien upon, or right to set off against, the deposit account, the items received for deposit therein or the funds from time to time on deposit therein and that such bank will wire, or otherwise transfer, in immediately available funds, on written instruction of the Lender, all collected funds to the primary depository account of the applicable Loan Party maintained with the Lender or (ii) such other substantially similar terms and conditions to which the Lender in its sole discretion may consent in writing.

     "Determination Date" means the third (3rd) Business Day after the Lender's receipt of each Compliance Certificate in accordance with the requirements of
Section 5.01(e).

     "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

     "dollars" or "$" refers to lawful money of the United States of America.

     "ECF Measuring Period" means each period of four fiscal quarters ending on the last day of each fiscal quarter of the Borrower.

     "Eligible Accounts" means, at any time, the Accounts of the Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder. Without limiting the Lender's discretion provided herein, Eligible Accounts shall not include any Account:

          (a) which is not subject to a first priority perfected security interest in favor of the Lender;

          (b) which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

          (c) with respect to which is unpaid more than ninety (90) days after the date of the original invoice therefor, or which has been written off the books of the Borrower or otherwise designated as uncollectible;

          (d) which is owing by an Account Debtor for which more than 30% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

          (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 15% of the aggregate Eligible Accounts;

          (f) with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true;

          (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

          (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

          (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

          (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post petition accounts payable of an Account Debtor that is a debtor in possession under the Bankruptcy Code and reasonably acceptable to the Lender), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or
(vi) ceased operation of its business;

          (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

          (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, has been assigned to and is directly drawable by the Lender;

          (m) which is owed in any currency other than U.S. dollars;

          (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Lender which is in the possession of the Lender, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C.
Section 3727 et seq. and 41 U.S.C. Section 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender's satisfaction;

          (o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

          (p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which the Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

          (q) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

          (r) which is evidenced by any promissory note, chattel paper, or instrument;

          (s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a "Notice of Business Activities Report" or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction;

          (t) with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;

          (u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

          (v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party;

          (w) which was created on cash on delivery terms; or

          (x) which the Lender determines may not be paid by reason of the Account Debtor's inability to pay or which the Lender otherwise determines is unacceptable for any reason whatsoever.

     In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender's Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.

     "Eligible Finished Goods Inventory" means finished goods Inventory created or acquired by the Borrower which the Lender determines, in its Permitted Discretion, is Eligible Finished Goods Inventory, based on such considerations as Lender may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Finished Goods Inventory unless such Inventory (i) consists of completed firearms or other finished goods, in a good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of packaging, materials or supplies, reels, skids, spools, tin pots, scrap or tolling inventory, perishable tooling or inventory held at outside processors, and are not slow-moving or held on consignment; (ii) meets all standards imposed by any Governmental Authority having regulatory authority over such finished goods Inventory, its use or sale; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Lender's duly perfected, first priority security interest; and (v) is situated at a location: (i) owned by the Borrower; (ii) leased by the Borrower where the lessor has delivered to the Lender a Collateral Access Agreement; or (iii) which is a third party warehouse or in the possession of a bailee (other than a third party processor) where the warehouseman or bailee has delivered to the Lender a Collateral Access Agreement.

     "Eligible Finished Parts Inventory" means finished parts Inventory created or acquired by the Borrower which the Lender determines, in its Permitted Discretion, is Eligible Finished Parts Inventory, based on such considerations as Lender may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Finished Parts Inventory unless such Inventory (i) consists of receivers and frames, magazines, barrels, and other finished parts, in a good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of packaging, materials or supplies, reels, skids, spools, tin pots, scrap or tolling inventory, perishable tooling or inventory held at outside processors, and are not slow-moving or held on consignment; (ii) meets all standards imposed by any Governmental Authority having regulatory authority over such finished goods Inventory, its use or sale; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Lender's duly perfected, first priority security interest; and (v) is situated at a location:
(i) owned by the Borrower; (ii) leased by the Borrower where the lessor has delivered to the Lender a Collateral Access Agreement; or (iii) which is a third party warehouse or in the possession of a bailee (other than a third party processor) where the warehouseman or bailee has delivered to the Lender a Collateral Access Agreement.

     "Eligible Raw Materials" means raw materials Inventory created or acquired by the Borrower which the Lender determines, in its Permitted Discretion, is Eligible Raw Materials Inventory, based on such considerations as Lender may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Raw Materials Inventory unless such Inventory (i) consists of steel bar stock, steel tubing and hardware or other raw materials or work-in-process, in a good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of packaging, materials or supplies, reels, skids, spools, tin pots, scrap or tolling inventory, perishable tooling or inventory held at outside processors, and are not slow-moving or held on consignment; (ii) meets all standards imposed by any Governmental Authority having regulatory authority over such finished goods Inventory, its use or sale;
(iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Lender's duly perfected, first priority security interest; and (v) is situated at a location: (i) owned by the Borrower;
(ii) leased by the Borrower where the lessor has delivered to the Lender a Collateral Access Agreement; or (iii) which is a third party warehouse or in the possession of a bailee (other than a third party processor) where the warehouseman or bailee has delivered to the Lender a Collateral Access Agreement.

     "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

     "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) material violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Equipment Availability" means, at any time, an amount equal to (a) the lesser of the Equipment Loan Commitment, minus (b) the unpaid principal balance of the Equipment Loans.

     "Equipment Borrowing(s)" means Equipment Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

     "Equipment Line Note" means that certain Equipment Line of Credit Note dated as of January 11, 2005 made by Borrower to the order of Lender in the original principal amount of $5,000,000, as amended and restated as of the date hereof, substantially in the form of Exhibit H, as the same may be further amended, restated, extended, replaced or otherwise modified from time to time.

     "Equipment Loan(s)" means a loan made pursuant to Section 2.07 and includes the Equipment Loans made under the Existing Credit Agreement and evidenced by the Equipment Line Note.

     "Equipment Loan Availability Period" means the period from and including the Restatement Effective Date to and including April 30, 2007.

     "Equipment Loan Commitment" means the commitment of the Lender to make Equipment Loans of up to $5,000,000.00.

     "Equipment Loan Maturity Date" means April 30, 2014.

     "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the

Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.

     "Event of Default" has the meaning assigned to such term in Article VII.

     "Excess Cash Flow" means, for any fiscal period of Borrower, Borrower EBITDA for such fiscal period, minus the sum, without duplication of (i) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal period on account of unfinanced Capital Expenditures,
(ii) actual cash expenditures for income taxes, franchise taxes, single business, business unitary or similar tax expenses with respect to such fiscal period, and (iii) the principal amount of Indebtedness required to be paid (other than in respect of any principal payments made on the revolving credit facility to the extent there is not an equivalent permanent reduction in the Revolving Commitment) and Borrower Interest Expense for such fiscal period.

     "Excluded Taxes" means, with respect to the Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

     "Existing Credit Agreement" has the meaning assigned to such term in the Recitals.

     "Existing Letters of Credit" means the following letters of credit issued by the Lender for the account of the Borrower, as the same may be extended, renewed or amended from time to time, in the aggregate undrawn face amount of $4,097,694.75 (subject to change based on exchange rates), as more specifically described below and based upon exchange rates in effect on the date hereof:

                                                                Undrawn Amount as of
Type      LC Number      Date Issued        Expiring Date    Restatement Effective Date
----      ---------   -----------------   ----------------   --------------------------
Standby    83019306   November 25, 2005   December 1, 2006          $4,000,000.00
Standby    83009958   April 7, 2003       July 10, 2007             E   88,000.00
Standby    83009957   April 7, 2003       July 10, 2007             E   16,113.08

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

     "Federal Reserve Lender" has the meaning assigned to such term in Section 9.04(e) hereto.

     "FHLB Rate" has the meaning assigned to such term in Section 2.08(c) hereto.

     "Financial Officer" means each of the chief financial officer, principal accounting officer, treasurer or controller of the Borrower and Holdings.

     "Fixed Rate Loan" means each of the Term Loan and the Real Estate Loan and, after the Conversion Date, if a fixed rate of interest is applicable to the Equipment Loan pursuant to Borrower's election as provided in Section 2.08(c), the Equipment Loan.

     "Foreign Exchange Obligations" means any and all obligations of any Loan Party to the Lender (or any Affiliate of the Lender), whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with, or under, any foreign exchange contracts.

     "Foreign Exchange Reserve" means all reserves which the Lender from time to time establishes in its Permitted Discretion with respect to Foreign Exchange Obligations of the Borrower. As of the date hereof, the Foreign Exchange Reserve is $455,130.00.

     "Funding Account" means the principal operating account of Borrower with the Lender into which proceeds of the Loans are deposited pursuant to Section 2.12.

     "Funding Office" means the office of the Lender at 1441 Main Street, Springfield, Massachusetts 01103, or such other office as Lender may specify from time to time as its funding office by written notice to the Borrower.

     "F/X Exposure' means in respect of any Person's liability under one or more foreign exchange contracts with the Lender, that amount, as determined by the Lender from to time to time in its Permitted Discretion, owing to the Lender by such Person on account of the Foreign Exchange Obligations.

     "GAAP" means generally accepted accounting principles in the United States of America.

     "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Holdings" has the meaning assigned to it in the preamble.

     "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) all obligations, contingent or otherwise, of such Person in respect of cash management services, (l) all obligations, contingent or otherwise, of such Person in respect of foreign exchange contracts, (m) obligations under any liquidated earn-out and (n) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     "Indemnified Taxes" means Taxes other than Excluded Taxes.

     "Indemnitee" has the meaning assigned to such term in Section 9.03(b).

     "Information" has the meaning assigned to such term in Section 9.12.

     "Interest Payment Date" means (a) as to any Prime Loan, the last day of each month while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

     "Interest Period" means (a) with respect to any LIBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, or three (or six months with respect to Acquisition Loans only) thereafter, as the Borrower may elect, and (b) after the Conversion Date with respect to the Equipment Loan, each successive one-month period commencing on the Conversion Date; provided, that in each case (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Loan, Equipment Loan or

Acquisition Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     "Inventory" means goods, other than farm products, which: (a) are leased by a Person as lessor; (b) are held by a Person for sale or lease or to be furnished under a contract of service; (c) are furnished by a Person under a contract of service; or (d) consist of raw materials, work in process, or materials used or consumed in a business.

     "Joinder Agreement" has the meaning assigned to such term in Section 5.13.

     "LC Collateral Account" has the meaning assigned to such term in Section 2.22(h), and includes any such account established with and in the name of the Lender to cash collateralize LC Exposure.

     "LC Disbursement" means a payment made by the Lender pursuant to a Letter of Credit.

     "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

     "Lender" means TD Banknorth, N.A.

     "Letter of Credit" means any letter of credit issued pursuant to this Agreement, and any Existing Letter of Credit.

     "Letter of Credit Availability Period" means the period from and including the Restatement Effective Date and ending on the sixth Business Day before the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitment.

     "Letter of Credit Documents" means collectively, the letter of credit application and any other related documents executed by the Borrower in a form satisfactory to the Lender in connection with each Letter of Credit, including, without limitation, the Existing Letters of Credit.

     "Letter of Credit Fee" as defined in Section 2.18(c).

     "Liabilities" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include all
(i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender, or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) obligations under guaranties, and (v) obligations under any capitalized lease.

     "LIBOR Base Rate" means with respect to each Interest Period pertaining to a LIBOR Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Telerate Page 3750 as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Telerate Page 3750, the "LIBOR Base Rate" shall be determined by reference to such other comparable publicly available service for displaying LIBOR rates as may be selected by the Lender or, in the absence of such availability, by reference to the rate at which the Lender is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     "LIBOR Loan" means any Loan the rate of interest applicable to which is based on the LIBOR Rate.

     "LIBOR Rate" means with respect to each Interest Period pertaining to a LIBOR Loan, a rate per annum determined two (2) Business Days prior to the beginning of such Interest Period in accordance with the following formula (rounded upward, if necessary, to the nearest 1/100th of 1%):

                                 LIBOR Base Rate
                        ---------------------------------
                        1.00 - LIBOR Reserve Requirements

     "LIBOR Reserve Requirements" means for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member lender of the Federal Reserve System.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan Documents" means collectively, (i) this Agreement, (ii) the Notes,
(iii) the Letters of Credit, (iv) the Letter of Credit Documents, (v) the Collateral Documents, (vi) each Loan Guaranty, (vii) each Assignment and Assumption and (vii) any and all other agreements, instruments, certificates or reports executed by Holdings, the Borrower or any of its Subsidiaries in connection with this Agreement, as amended from time to time, including any replacements therefor.

     "Loan(s)" means any and all loans and advances made by the Lender pursuant to this Agreement, including, without limitation, LC Disbursements, the Term Loan, the Real Estate Loan, the Revolving Loans, any Equipment Loans and any Acquisition Loans.

     "Loan Guarantor" each Loan Party (other than the Borrower).

     "Loan Guaranty" means, with respect to Holdings, that certain Guaranty dated as of January 11, 2005, given by Holdings to the Lender as the same may be amended or modified and in effect from time to time, and with respect to any Subsidiary, an unlimited guaranty in form and substance satisfactory to the Lender, as the same by be amended or modified and in effect from time to time.

     "Loan Parties" means Holdings, the Borrower, the Borrower's Restricted Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

     "Lock Box(es)" has the meaning assigned to such term in Section 8.03(a) hereof.

     "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Holdings and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) a material portion of the Collateral, or the Lender's Liens (on behalf of itself and the Lender) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender thereunder.

     "Material Agreement" means those agreements described on Schedule 3.12.

     "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, its Restricted Subsidiaries and its Supported Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the "obligations" of Holdings, any Restricted Subsidiary or any Supported Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

     "Maximum Rate" has the meaning assigned to such term in Section 9.16.

     "Mortgages" means (i) those mortgages in effect as of the date hereof with respect to the Mortgage Premises, as amended as of the date hereof, and (ii) any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender to secure the Obligations, on real property of a Loan Party, including any amendment, modification or supplement thereto.

     "Mortgaged Premises" means the parcels of land with improvements thereon located at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104; 299 Page Boulevard, Springfield, Massachusetts 01104; and 19 Aviation Drive, Houlton, Maine 04730.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

     "Note(s)" means any and all of (i) the Revolving Line of Credit Note; (ii) the Commercial Term Promissory Note; (iii) the Commercial Real Estate Term Promissory Note; (iv) the Equipment Line of Credit Note; and (v) the Acquisition Line Note.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lender or any indemnified party arising under the Loan Documents. Obligations shall also include (i) all Cash Management Services Obligations; (ii) all Swap Obligations owing to the Lender or its Affiliates, and (iii) all Foreign Exchange Obligations.

     "Off-Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

     "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     "Participant" has the meaning set forth in Section 9.04(c).

     "Patent Security Agreement" means that certain Patent Security Agreement of even date herewith executed by Borrower for the benefit of Lender, as the same may be amended, restated or otherwise modified from time to time.

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     "Perfection Certificate" means that certain Perfection Certificate substantially in the form of Exhibit K attached hereto delivered to Lender by Borrower as of the 27th day of October, 2006, as may have been amended or updated from time to time.

     "Permitted Acquisition" means any Acquisition by Holdings, the Borrower or any Subsidiary of the Borrower in a transaction that satisfies each of the following requirements:

          (a) such Acquisition is not a hostile or contested acquisition;

          (b) the business acquired in connection with such Acquisition is reasonably related in operations to the Companies' businesses immediately prior to the proposed Acquisition, including gun manufacturing, dealer installed home security systems and monitoring, ammunition, automotive locks and security, and truck and hunting accessories;

          (c) both before and after giving effect to such Acquisition and the Acquisition Borrowing (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lender has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

          (d) as soon as available, but not less than twenty (20) days prior to the closing date of such Acquisition, the Borrower shall have provided the Lender (i) notice of such Acquisition, specifying the purchase price and closing date, together with a general description of the acquisition target's business,
(ii) copies of all business and financial information reasonably requested by the Lender, from time to time, including pro forma financial statements of the Companies reflecting the financial impact of the Acquisition, (iii) drafts of any purchase and sale agreement, together with any available schedules and exhibits, (iv) if available, at least three (3) years of audited financial statements with respect to the acquisition target and (v) if a new Subsidiary of the Borrower or Holdings is formed or acquired in connection with such Acquisition, notice designating whether such Subsidiary is to be a Restricted Subsidiary or an Unrestricted Subsidiary;

          (e) upon execution, and not later than 11:00 a.m. Boston time on the date of any requested Acquisition Borrowing, the Borrower shall have delivered to the Lender copies of fully executed counterparts of the purchase agreement for such Acquisition, together with all schedules and exhibits thereto;

          (f) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Lender, at its option, shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction;

          (g) if such Acquisition or series of related Acquisitions with the same seller within a one year period involves a total purchase price of $15,000,000 or more in the aggregate, and involves the acquisition of a non-gun manufacturing business, the Borrower shall have obtained the prior written approval of the Lender, not to be unreasonably withheld;

          (h) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of Holdings or the Borrower, and may become a Loan Party pursuant to the terms of this Agreement if such Subsidiary is a Subsidiary of the Borrower or Holdings and is designated as a Restricted Subsidiary;

          (i) if such Acquisition is an acquisition of assets, the Acquisition is structured so that the Borrower or a Subsidiary of Holdings or the Borrower shall acquire such assets;

          (j) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulations T, U or X;

          (k) if such Acquisition involves a regulated business, such as firearm manufacturing, the Borrower has provided evidence reasonably satisfactory to the Lender that acquisition target is compliant with all applicable regulations and has all licenses, permits and governmental approvals necessary to operate its business and that the acquiring Loan Party has obtained the necessary consents to the transfer of such licenses, permits and governmental approvals;

          (l) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

          (m) in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Lender in its Permitted Discretion consents otherwise or unless the acquired Person is designated an Unrestricted Subsidiary, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated unless the acquiring Subsidiary is designated an Unrestricted Subsidiary; and

          (n) the Financial Officer of Holdings and the Borrower shall certify (and provide the Lender with a pro forma calculation in form and substance reasonably satisfactory to the Lender) to the Lender that, immediately after giving effect to the completion of such Acquisition: (i) on a consolidated basis, the Companies will be in compliance with all financial covenants set forth in Section 6.12 hereof, and (ii) within two years after the Acquisition, the projected Consolidated EBITDA of the Companies, after giving effect to the proposed Acquisition, will be greater than the projected Consolidated EBITDA of the Companies without such Acquisition on a going forward basis.

     "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of prudent banking practices) business judgment.

     "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 3.09;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 3.05;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

     "Permitted Investments" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of

America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause
(c) above;

          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000;

          (f) Permitted Acquisitions; and

          (g) with respect to Holdings only, any acquisition that: (i) otherwise would satisfy the requirements of a Permitted Acquisition (excluding (g) of that definition) and (ii) is made with proceeds from sources other than from the Borrower or its Subsidiaries.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any employee pension benefit plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Prepayment Event" means:

          (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party in excess of an aggregate amount of $500,000 during each fiscal year of the Borrower, other than dispositions described in Section 6.05(a); or

          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party to the proceeds thereof are not reinvested in the business within ninety (90) days of receipt; or

          (c) the issuance by Holdings or the Borrower of any Equity Interests, or the receipt by Holdings or the Borrower of any capital contribution, other than any issuance by Holdings or the Borrower of common Equity Interests to, or receipt of any such capital contribution from, Holdings; or

          (d) the incurrence by any Loan Party of any Indebtedness, other than
(i) Indebtedness permitted under Section 6.01 and (ii) leases that do not exceed $1,000,000 in the aggregate.

     "Prepayment Fee" has the meaning assigned to such term in Section 2.20(c).

     "Prime Loans" means Loans the rate of interest applicable as to which is based upon the Prime Rate.

     "Prime Rate" means the variable rate of interest per annum reported, from time to time, as the Prime Rate in The Wall Street Journal under the caption "Money Rates", with a change in the Prime Rate for the purposes hereof to take effect, immediately and without notice or demand, on the same day as each change in such reported rate; provided that (1) if more than one such per annum rate is so reported or if a range of such rates is so reported, then the "Prime Rate" for the purposes hereof will be highest rate so reported or the top of such range, as the case may be, and (2) if such Prime Rate is, for any reason, no longer so reported in The Wall Street Journal, then Prime Rate (as used herein) will be determined by any comparable index as may be selected by Lender in its Permitted Discretion. It is understood that the Prime Rate described herein is merely a reference rate and does not necessarily represent the lowest or best rate being charged by the Lender to any customer.

     "Projections" has the meaning assigned to such term in Section 5.01(d).

     "Real Estate Loan" means the Commercial Real Estate Term Loan made under the Existing Credit Agreement and evidenced by the Real Estate Term Note.

     "Real Estate Loan Maturity Date" means January 11, 2015.

     "Real Estate Term Note" means that certain Commercial Real Estate Term Promissory Note dated January 11, 2005, in the original full amount of $5,896,000.00 made by the Borrower to the order of the Lender, as the same may have been and may be amended, restated, extended, replaced or otherwise modified from time to time.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Report" means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower's assets from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.

     "Requirement of Law" means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Reserves" means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by any Loan Party and for consignee's, warehousemen's and bailee's charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

     "Restatement Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

     "Restricted Subsidiary" means (i) the Borrower, and (ii) each Subsidiary of the Borrower or Holdings formed or acquired after the date of this Agreement that has not been designated as an Unrestricted Subsidiary.

     "Revolving Availability" means, at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure.

     "Revolving Borrowing(s)" means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

     "Revolving Commitment" means the commitment of the Lender to make Revolving Loans and issue Letters of Credit hereunder, as such commitment may be reduced from time to time pursuant to Section 2.16. The initial amount of the Lender's Revolving Commitment is $17,000,000.

     "Revolving Exposure" means, at any time, the sum of (x) the outstanding principal amount of Revolving Loans, (y) LC Exposure, and (z) the Credit Reserve at such time.

     "Revolving Line Note" means that certain Revolving Line of Credit Note dated January 11, 2005, in the original full amount of $17,000,000.00 made by the Borrower to the order of the Lender, as amended and restated as of the date hereof, substantially in the form of Exhibit K, as the same may be amended, restated, extended, replaced or otherwise modified from time to time.

     "Revolving Loan" means a Loan made pursuant to Section 2.05, and includes the Revolving Line of Credit Loans made under the Existing Credit Agreement and evidenced by the Revolving Line Note.

     "Revolving Loan Availability Period" means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitment.

     "Revolving Maturity Date" means September 30, 2007 or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

     "Specified Swap Reserve" means all reserves which the Lender from time to time establishes in its Permitted Discretion with respect to Swap Obligations. As of the date hereof, there is the Specified Swap Reserve is $0.00.

     "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary" means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

     "Supported Subsidiary" means any Unrestricted Subsidiary which has incurred Indebtedness that is supported by a Guarantee executed and delivered by Holdings, the Borrower or any Restricted Subsidiary.

     "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

     "Swap Obligations" means any and all obligations of any Loan Party to the Lender or any Affiliate of the Lender, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

     "Swap Termination Value" means in respect of any Loan Party's liability to the Lender or any Affiliate of the Lender under one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) that would be payable by such Person thereunder and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market values for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

     "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Term Loan" means the Commercial Term Loan extended by the Lender to the Borrower pursuant to the Existing Credit Agreement, and evidenced by that certain Commercial Term Promissory Note dated January 11, 2005, in the original full amount of $12,104,000.00 made by the Borrower to the order of the Lender.

     "Term Loan Maturity Date" means January 11, 2012.

     "Term Note" means that certain Commercial Term Promissory Note dated January 11, 2005, in the original full amount of $12,104,000.00 made by the Borrower to the order of the Lender, as the same may have been and may be amended, restated, extended, replaced or otherwise modified from time to time.

     "Total Funded Debt" means, at any date, without duplication, the aggregate principal amount of all Indebtedness of the Companies at such date (excluding undrawn amount of Letters of Credit, Foreign Exchange Obligations, Swap Obligations and Cash Management Obligations), determined on a consolidated basis in accordance with GAAP, provided, however, for purposes of calculating the financial covenants set forth in Section 6.12, any Guarantee and Off-Balance Sheet Liability shall be deemed to be fully funded. In the case of any Guarantee, the amount deemed fully funded shall be the greater of (x) the amount then due on the Guarantee, or (y) the maximum principal amount of the indebtedness then subject to such Guarantee. In the case of any Off-Balance Sheet Liability, the amount deemed fully funded shall be the amount that would be due if such Off-Balance Sheet Liability was due on the date of determination.

     "Trademark Security Agreement" means that certain Trademark Security Agreement of even date herewith executed by Borrower for the benefit of Lender, as the same may be amended, restated or otherwise modified from time to time.

     "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

     "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Prime Rate.

     "UCC" or "Uniform Commercial Code" means unless otherwise specified, the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts on the date of this Agreement, as the same may be amended or otherwise modified.

     "Unrestricted Subsidiary" means (i) each Subsidiary of the Borrower or Holdings formed after the date of this Agreement to acquire Equity Interests or assets of a Person or acquired after the date of this Agreement and, in either case, designated by the Borrower or Holdings as an Unrestricted Subsidiary under and in compliance with the definition of "Permitted Acquisition", and (ii) any Subsidiary of an Unrestricted Subsidiary. No Unrestricted Subsidiary may own any Equity Interests in a Restricted Subsidiary.

     "Unused Acquisition Loan Fee" as defined in Section 2.18(a).

     "Unused Revolver Fee" as defined in Section 2.18(a).

     "Unutilized Acquisition Loan Commitment" means, at any time, the Acquisition Loan Commitment, less the outstanding unpaid principal balance of all Acquisition Loans.

     "Unutilized Revolving Commitment" means, at any time, the Revolving Commitment less the Revolving Exposure.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     "Yield Maintenance Amount" means, with respect to any payment of principal of a Fixed Rate Loan, the amount determined as follows: The amount of the principal balance being prepaid shall be multiplied by the sum (but in no event less than zero) computed by subtracting the Federal Home Loan Bank Rate with a maturity date closest to the remaining term of the Note being prepaid from the applicable interest rate in effect at the time of prepayment, including, without limitation, any default rate in effect under Section 2.15(c). The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term of the Note being prepaid. Said amount shall be reduced to present value, calculated by using the above-stated interest rate and the number of days remaining in the term of the applicable Note. The resulting amount shall be the Yield Maintenance Amount.

     "Yield Maintenance Fee" means, with respect to any payment of principal of a Fixed Rate Loan, the greater of (a) 2% of the principal balance being prepaid or (b) the Yield Maintenance Amount.

     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "LIBOR Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing").

     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II

                                   The Credits

     SECTION 2.01. Term Loan. Subject to the terms and conditions set forth herein, the outstanding principal amount of the Commercial Term Loan made under the Existing Credit Agreement, which as of the date hereof is $9,556,616.17, shall remain as the Term Loan hereunder, and shall bear interest at the rate per annum equal to six and twenty-three one hundredths of one percent (6.23%).

     SECTION 2.02. Repayment of Term Loan. The Borrower shall pay to the Lender principal and interest of the Term Loan in sixty-three (63) consecutive monthly installments payable on the eleventh (11th) day of each month commencing November 11, 2006, each of which shall be in the amount of $178,670.83, and a final payment equal to the entire outstanding principal balance of the Term Loan, together with accrued interest thereon, shall be due and payable on the Term Loan Maturity Date. Amounts repaid in respect of the Term Loan may not be reborrowed.

     SECTION 2.03. Real Estate Loan. Subject to the terms and conditions set forth herein, the outstanding principal amount of the Commercial Real Estate Loan made under the Existing Credit Agreement, which as of the date hereof is $5,641,221.54, shall remain as the Real Estate Loan hereunder, and shall bear interest at the rate per annum equal to six and eighty-five one hundredths of one percent (6.85%).

     SECTION 2.04. Repayment of Real Estate Loan. The Borrower shall pay to the Lender principal and interest of the Real Estate Loan in ninety-nine (99) consecutive monthly installments payable on the eleventh (11th) day of each month commencing November 11, 2006, each of which shall be in the amount of $45,525.13, and a final payment equal to the entire outstanding principal balance of the Real Estate Loan, together with accrued interest thereon, shall be due and payable on the Real Estate Loan Maturity Date. Amounts repaid in respect of the Real Estate Loan may not be reborrowed.

     SECTION 2.05. Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding that will not result in the Revolving Exposure exceeding the lesser of: (x) the Revolving Commitment or (y) the Borrowing Base. During the Revolving Commitment Period the Borrower may borrow, prepay and reborrow the Revolving Loans. The Revolving Loans may from time to time be LIBOR Loans or Prime Loans, as determined by the Borrower in accordance with Section 2.13. The outstanding principal amount of the Revolving Line of Credit Loans made under the Existing Credit Agreement, which as of the date hereof is $4,500,000, shall be Revolving Loans hereunder, and shall continue as LIBOR Loans or Prime Loans, as applicable on the date hereof.

     SECTION 2.06. Repayments of Revolving Loans.

          (a) Maturity of Revolving Loans. The Borrower shall pay to Lender all then outstanding principal, interest, fees and other amounts with respect to Revolving Loans on the Revolving Loan Maturity Date.

          (b) Mandatory Repayments of Revolving Loans. If at any time the Revolving Exposure exceeds the lesser of (A) the Revolving Commitment or (B) the Borrowing Base, the Borrower shall repay immediately the Revolving Loans and LC Exposure in an aggregate amount equal to such excess. Such repayment shall be applied first, to repay the Revolving Loans until the unpaid principal balance thereof is $0.00, and second, to cash collateralize the L/C Exposure by depositing any excess in a LC Collateral Account. In addition, any amounts due under Section 2.20(a) as a result of such repayment shall also be paid.

     SECTION 2.07. Equipment Loans. (a) Subject to the terms and conditions set forth herein, the Lender agrees to make Equipment Loans to the Borrower from time to time during the Equipment Loan Commitment Period in an aggregate principal amount at any one time outstanding up to the Equipment Loan Commitment. The Equipment Loans may from time to time be LIBOR Loans or Prime Loans, as determined by the Borrower in accordance with Sections 2.13. During the Equipment Loan Commitment Period, the Borrower may use the Equipment Loan Commitment by borrowing, prepaying the Equipment Loans in whole or in part, and reborrowing.

          (b) Each Equipment Loan shall be used to purchase equipment for use in the Borrower's business. All equipment acquired with the proceeds of such Loan shall be free and clear of any lien other than in favor of the Lender. Each request for an Equipment Loan must be accompanied by a copy of the purchase order or invoice for the equipment to be purchased, together with an executed security agreement in form and substance satisfactory to the Lender to perfect the Lender's first priority purchase money security interest in such equipment. The amount of each Equipment Loan shall not exceed 80% of the purchase price of such equipment, excluding all freight, sales and use taxes, and installation costs that are included in the purchase price.

     SECTION 2.08. Repayment Terms of Equipment Loans.

          (a) During the Equipment Loan Commitment Period, the Borrower will pay interest on the outstanding principal balance of the Equipment Loans as hereinafter provided until the Borrower commences making the principal and interest installments described in Section 2.08(b).

          (b) Commencing one month after the Conversion Date and on the same day of each succeeding month, the Borrower will repay the then outstanding principal balance of the Equipment Loans, together with interest thereon, in eighty-four
(84) consecutive monthly installments:

               (i)  if the Borrower elects the fixed rate option as provided in
                    Section 2.08(c), each monthly installment shall be in an amount sufficient to fully amortize principal and interest over the seven (7) year term. Each installment, when paid, will be applied first to the payment of interest accrued. The balance, if any, of each installment will be applied to principal. The entire unpaid balance of principal, together with accrued interest thereon will be paid in full on the Equipment Loan Maturity Date; or

               (ii) if the Borrower elects the floating rate option, as provided in Section 2.08(c), each monthly installment shall be in an amount consisting of: (x) principal in an amount equal to one eighty-fourth (1/84) of the outstanding principal balance of the Equipment Loans on the Conversion Date, and
                    (y) accrued interest on the then unpaid principal balance of the Equipment Loan at the rate then in effect. The entire unpaid balance of principal, together with accrued interest thereon, shall be paid in full on the Equipment Loan Maturity Date.

After the Conversion Date, amounts repaid on the Equipment Loans may not be reborrowed.

          (c) Not earlier than April 23, 2007 and not later than April 27, 2007, the Borrower shall make a written election (sent to the Lender) as to whether the rate of interest payable on the Equipment Loans from and after the Conversion Date shall be at a fixed rate or floating rate. If the Borrower elects a fixed rate, on the Conversion Date the Lender shall determine the fixed rate of interest on that date set by the Federal Home Loan Bank of Boston, Massachusetts for loans having a seven (7) year maturity (the "FHLB RATE"). The rate of interest payable by the Borrower on the Equipment Loans from and after the Conversion Date shall be the FHLB Rate, plus 1.75% per annum. If the Borrower elects a floating rate, the rate of interest payable by the Borrower on the Equipment Loans from and after the Conversion Date shall be a variable rate equal to the one (1) month LIBOR Rate in effect from time to time, plus the Applicable Margin. At the end of each Interest Period, provided that no Default or Event of Default has occurred and then continuing, the Borrower shall be deemed to have irrevocably requested a renewal of the one (1) month LIBOR Rate at the one (1) month LIBOR Rate then determined by the Lender, such LIBOR Loan to be in a principal amount equal to the principal amount of the expiring LIBOR Loan, minus the principal amount scheduled to be repaid at the end of the then expiring Interest Period.

     SECTION 2.09. Acquisition Loans. (a) Subject to the terms and conditions set forth herein, the Lender agrees to make Acquisition Loans to the Borrower from time to time during the Acquisition Loan Commitment Period in an aggregate principal amount at any one time outstanding up to the Acquisition Loan Commitment. The Acquisition Loans may from time to time be LIBOR Loans or Prime Loans, as determined by the Borrower in accordance with Sections 2.13. During the Acquisition Loan Commitment Period, the Borrower may use the Acquisition Loan Commitment by borrowing, prepaying the Acquisition Loans in whole or in part, and reborrowing.

          (b) Each Acquisition Loan shall be used solely for the purpose of funding up to 90% of the purchase price of a Permitted Acquisition. Each request for an Acquisition Loan must be accompanied by:

               (i) An Acquisition Certificate, evidencing that the proposed acquisition constitutes a Permitted Acquisition; and

               (ii) Evidence satisfactory to the Lender, in its Permitted
                    Discretion, that the Borrower: (x) has cash available to pay the balance of the purchase price upon the consummation of the proposed Acquisition; and (y) will be paying at least 10% of the purchase price of the proposed Acquisition from the Borrower's own proceeds other than from Loans.

     SECTION 2.10. Repayment of Acquisition Loans.

          (a) During the Acquisition Loan Commitment Period, the Borrower will pay interest on the outstanding principal balance of the Acquisition Loans as hereinafter provided until the Borrower commences making the principal and interest installments described in Section 2.10(b).

          (b) Commencing one month after the Conversion Date and on the same day of each succeeding month, the Borrower will repay the then outstanding principal balance of the Acquisition Loans, together with interest thereon, in sixty (60) consecutive monthly installments, each of which shall be in an amount consisting of: (x) principal in an amount equal to one sixtieth (1/60) of the outstanding principal balance of the Acquisition Loans on the Conversion Date, and (y) accrued interest on the unpaid principal balance of the Acquisition Loans at the rate(s) then in effect. The entire unpaid principal balance of the Acquisition Loans, together with accrued interest thereon, shall be paid in full on the Acquisition Loan Maturity Date. After the Conversion Date, amounts repaid on the Acquisition Loans may not be reborrowed.

     SECTION 2.11. Procedure for Borrowing. Each borrowing of Loans, each conversion of Loans of one Type to the other, and each continuation of LIBOR Loans shall be made upon delivery by the Borrower of an irrevocable notice to the Lender, by facsimile, or by electronic communication, if arrangements for doing so have been approved by the Lender. Each Borrowing Request and Conversion/Continuation Notice must be received by the Lender not later than 2:00 p.m. Boston time (i) three (3) Business Days prior to the requested date of any borrowing of, conversion to or continuation of LIBOR Loans, (ii) one (1) Business Day prior to the conversion of a LIBOR Loan to a Prime Loan, and (iii) on the Business Day on which any borrowing of Prime Loans is requested. Each written notice of borrowing or conversion shall specify (i) whether the requested borrowing is to be Revolving Borrowing, an Equipment Borrowing or an Acquisition Borrowing, a conversion of Loans from one Type to the other, or a continuation of a LIBOR Loan, (ii) the requested date of the borrowing, continuation or conversion, as the case may be (which shall be a Business Day),
(iii) the principal amount of the Revolving Loan, Equipment Loan, or Acquisition Loan to be borrowed, continued or converted, (iv) if applicable, the duration of the Interest Period applicable thereto; and (vi) if applicable, the Type of Loans to be borrowed or to which existing Loans are to be converted. Each borrowing of, conversion to or continuation of LIBOR Loans shall be in an amount equal to $250,000 or whole multiples of $100,000 in excess thereof. If the Borrower fails to specify a Type of Loan in a Borrowing Request or Conversion/Continuation Notice or if the Borrower fails to give timely notice requesting a conversion or continuation, then the Revolving Loans, Equipment Loans or Acquisition Loans, as the case may be, shall be made as, or converted to, Prime Loans. Any such automatic conversion to Prime Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loan. If the Borrower requests a borrowing of, conversion to or continuation of a LIBOR Loan in any such borrowing or conversion notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Revolving Loan, Equipment Loan, or Acquisition Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each LIBOR Loan shall be converted to a Prime Loan at the end of the Interest Period applicable thereto.

     SECTION 2.12. Funding of Loans. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that Prime Loans made to: (i) finance the reimbursement of an LC Disbursement as provided in Section 2.22, or (ii) make other payments under
Section 2.23(b), shall be retained (or disbursed) by the Lender.

     SECTION 2.13. Interest Elections. (a) Each borrowing of Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Revolving Loan, Equipment Loan, or Acquisition Loan to a different Type or to continue a LIBOR Loan and, in the case of converting to or continuing a LIBOR Loan, shall elect an Interest Period therefor, all as provided in Section 2.11. The Borrower may elect different options with respect to different portions of the affected

Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would:

               (i) with respect to any Revolving Borrowing, end after the Revolving Maturity Date;

               (ii) with respect to any Equipment Loan, end after the Conversion
                    Date, except as hereinafter provided;

               (iii) with respect to any Acquisition Loan, end after the
                    Conversion Date, except as hereinafter provided;

               (iv) after the Conversion Date with respect to the Equipment
                    Loan, end after the Equipment Loan Maturity Date, if the Borrower has elected to continue the Equipment Loans as floating rate Loans as provided in Section 2.08(c); and

               (v) after the Conversion Date with respect to the Acquisition Loans, end after the Acquisition Loan Maturity Date.

          (c) The interest elections in effect as of the Reinstatement Effective Date with respect to Revolving Loans shall remain in full force and effect until the Borrower makes an election as herein provided.

     SECTION 2.14. Interest. (a) Each Prime Loan shall bear interest at the Prime Rate plus the Applicable Margin.

          (b) Each LIBOR Loan shall bear interest at the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

          (c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower, declare that: (i) all Acquisition Loans, Equipment Loans and Revolving Loans shall bear interest at 2% above the rate otherwise applicable to such Acquisition Loans; and (ii) the Term Loan and the Real Estate Loan shall bear interest at 5% above the rate otherwise applicable to such Loan.

          (d) Borrower shall pay accrued interest on each Loan in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year consisting of (i) in the case of Prime Loans, 365 or 366 days, as the case may be, or (ii) in the case of LIBOR Loans, 360 days; and in each instance under (i) and (ii) above, and shall be payable for the actual number of days elapsed. The applicable Prime Rate or LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

          (f) If, for any fiscal quarter, the Borrower Leverage Ratio set forth in the Compliance Certificate with respect to such fiscal quarter shall be determined to have been incorrectly reported, then at the Lender's election, the Applicable Margins may be retroactively adjusted to reflect any higher rate that would have been applicable had the Borrower Leverage Ratio been correctly reported on such Compliance Certificate. The Borrower shall pay on demand the unpaid interest that should have been paid had the correct Applicable Margins been in effect for the interest periods affected thereby.

     SECTION 2.15. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBOR Loan:

               (i) the Lender determines in its Permitted Discretion (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

               (ii) the Lender determines in its Permitted Discretion the LIBOR
                    Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period; or

          (b) if after the Restatement Effective Date, the Lender shall have determined that the adoption or modification of any Change of law that has or would have the effect of making it unlawful for the Lender to honor its obligations to make LIBOR Loans or to continue to make or maintain LIBOR Loans, then the Lender shall give notice thereof to the Borrower by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, any Borrowing Request that requests the borrowing of, or any Conversion/Continuation Notice that elects a continuation of or conversion to a LIBOR Loan, shall be ineffective and such Borrowing shall be made as, converted to or continued as a Prime Loan.

     SECTION 2.16. Termination and Reduction of Commitments. (a) Unless otherwise terminated under Article VII:

               (i) the Revolving Commitment shall terminate upon the expiration of the Revolving Loan Availability Period;

               (ii) the Equipment Loan Commitment shall terminate upon the expiration of the Equipment Loan Availability Period; and

               (iii) the Acquisition Loan Commitment shall terminate upon the expiration of the Acquisition Loan Availability Period.

          (b) The Borrower may at any time terminate the Commitment upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit, or at the discretion of the Lender a back up standby letter of credit satisfactory to the Lender, equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, including any applicable Prepayment Fee (and/or Yield Maintenance Fee), and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

          (c) The Borrower may from time to time reduce the Acquisition Loan Commitment, provided that (x) each reduction of the Acquisition Loan Commitment shall be in an amount that is an integral multiple of $100,000.00, (y) the Borrower shall not reduce the Acquisition Loan Commitment if, after giving effect to any concurrent prepayment of the Acquisition Loans in accordance with
Section 2.17, the sum of the outstanding Acquisition Loans would exceed the Acquisition Loan Commitment and (z) the Borrower shall pay the applicable Prepayment Fee under Section 2.20(c).

          (d) The Borrower shall notify the Lender of any election to terminate or reduce the Commitment under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.

          (e) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

          (f) The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

          (g) The entries made in the accounts maintained pursuant to paragraph
(c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (h) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.17. Prepayment of Loans. (a) Prepayments. The Borrower shall have the right at any time and from time to time, and the obligation upon the occurrence of the events described in paragraph (c) of this Section, to prepay any Loan in whole or in part, subject to: (i) prior notice in accordance with paragraph (f) of this Section; and (ii) the payment of any applicable Prepayment Fees, Yield Maintenance Fees and other fees payable under Section 2.20.

          (b) [Reserved].

          (c) Mandatory Prepayments upon Prepayment Events. In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower, Holdings or any other Loan Party in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received by Borrower, Holdings or any other Loan Party, prepay the Obligations (which prepayment shall be applied as set forth in Section 2.17(e) below) in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (b) of the definition of the term "Prepayment Event", if the Borrower shall deliver to the Lender a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within ninety 90 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default or Event of Default has occurred and is continuing, then either (i) so long as full cash dominion is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if full cash dominion is in effect, if the Net Proceeds specified in such certificate are to be applied by (A) the Borrower, then such Net Proceeds shall be applied by the Lender to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Lender shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, then such Net Proceeds shall be deposited in a cash collateral account and in either case, thereafter, such funds shall be made available to the applicable Loan Party as follows:

               (i) Borrower shall request a Revolving Loan (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

               (ii) so long as the conditions set forth in Section 4.02 have been met, the Lender shall make such Revolving Loan or the Lender shall release funds from the cash collateral account; and

               (iii) in the case of Net Proceeds applied against the Revolving
                    Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan;

provided that on the first Business Day after the end of such ninety (90) day period, the Borrower shall prepay the Obligations in an amount equal to such Net Proceeds that have not then been so applied.

          (d) [Reserved].

          (e) Application of Prepayments.

               (i) So long as no Default or Event of Default has occurred and is then continuing, the Borrower shall have the right to specify how principal prepaid pursuant to Section 2.17(a) shall be applied.

               (ii) Amounts prepaid pursuant to Section 2.17(c) as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to equipment or real estate, shall be applied first to the Equipment Loans or Real Estate Loan, as the case may be (with fixtures to be allocated to the Equipment Loans or Real Estate Loan by the Lender in its Permitted Discretion to the extent not financed with proceeds of Equipment Loans), and then in the order set forth in clause (iii) hereof, amounts prepaid pursuant to
                    Section 2.17(c) as to any sale of all or part of the Mortgaged Premises shall be applied first to the Real Estate Loan until paid in full, and then in the order set forth in clause (iii) hereof, and amounts prepaid pursuant to Section 2.17(c) as to any sale of all or part of equipment purchased with proceeds of Equipment Loans shall be applied first to the Equipment Loan until paid in full, and then in the order set forth in clause (iii) hereof.

               (iii) Amounts prepaid pursuant to Section 2.17(c) as a result of the occurrence of any event described in clause (a), (c), or
                    (d) of the definition of the term "Prepayment Event" shall only be applied to prepay the then outstanding principal balance of the Acquisition Loans until paid in full, and any excess proceeds may be used by issuer for any corporate purpose not prohibited under this Agreement. During the Acquisition Loan Availability Period, any amounts repaid pursuant to this clause (e)(iii) may be reborrowed in accordance with Section 2.09(a).

               (iv) Amounts prepaid pursuant to Section 2.17(c) other than those described in clause (ii) and clause (iii) above shall be applied as follows:

                    (1)  first to prepay the Term Loan;

                    (2)  second to prepay the Real Estate Loan;

                    (3)  third, to the remaining Loans as follows:

                    (I) if one or more Conversion Dates has occurred, as follows:

                         (A) first, (x) if the Conversion Date has occurred with respect to the Equipment Loans (but not with respect to the Acquisition Loans), to prepay the Equipment Loans; or (y) if Conversion Dates have occurred with respect to both the Equipment Loans and the Acquisition Loans, to prepay the Equipment Loans and the Acquisition Loans, ratably in accordance with the then outstanding principal amounts thereof;

                         (B) then to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure; or

                    (II) if a Conversion Date has not occurred with respect to either the Equipment Loans or the Acquisition Loans, to prepay the Revolving Loans, Equipment Loans and Acquisition Loans, ratably in accordance with the then outstanding amounts thereof, without a corresponding reduction in the respective Commitments and to cash collateralize outstanding LC Exposure (once the outstanding principal balance of the Revolving Loans and LC Disbursements is $0.00); then

                    (4) fourth, to be held as cash collateral for or repay the Swap Termination Value (if any) and the F/X Exposure (if any), ratably in accordance with the then outstanding amounts thereof then due.

               (v) Any prepayment of the Term Loan and Real Estate Loan, and after their respective Conversion Dates, the Equipment Loans and Acquisition Loans, shall be applied to installments of each respective Loan in inverse order of maturity.

All such amounts prepaid pursuant to Section 2.17(c) and applied to prepay the Revolving Loans shall be so applied without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Lender, in its Permitted Discretion.

          (f) The Borrower shall notify the Lender by telephone (confirmed by facsimile or by electronic communication, if arrangements for doing so have been approved by the Lender) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 10:00 a.m., Boston time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Prime Loan not later than 10:00 a.m., Boston time, the day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest and other fees to the extent required by Section 2.20.

     SECTION 2.18. Fees and Other Charges. (a) The Borrower agrees to pay to the Lender a commitment fee (the "UNUSED REVOLVER FEE") for the period from and including the Restatement Effective Date to the last day of the Revolving Loan Availability Period, which shall accrue at the rate designated on the grid in the definition "Applicable Margin" on the average daily amount of the Unutilized Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender's Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of each October, January, April and July and on the date on which the Revolving Commitment terminates. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

          (b) The Borrower agrees to pay to the Lender a commitment fee (the "UNUSED ACQUISITION LOAN FEE") for the period from and including the Restatement Effective Date to the last day of the Acquisition Loan Availability Period, which shall accrue at the rate designated on the grid in the definition "Applicable Margin" on the average daily amount of the Unutilized Acquisition Loan Commitment of the Lender during the period from and including the Restatement Effective Date to but excluding the Conversion Date applicable to the Acquisition Loans. The rate of the Unused Acquisition Loan Fee shall be reset on each Determination Date. Accrued commitment fees shall be payable in arrears on the last day of each October, January, April and July and on the Conversion Date. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

          (c) The Borrower agrees to pay to the Lender a letter of credit fee in respect of each Letter of Credit ("LETTER OF CREDIT FEE"), at a per annum rate equal to 0.75% of the undrawn face amount of the Letter of Credit, payable in advance (i) on the issuance date, and (ii) on each anniversary date thereof. In addition, the Borrower agrees to pay the Lender standard fees with respect to the issuance, administration, amendment, renewal or extension of any Letter of Credit or the processing of any presentation or payment made thereunder. Any other fees payable to the Lender under this Section 2.18(c) shall be payable within ten (10) days after demand. All Letter of Credit Fees shall be computed on the basis of a three hundred sixty (360) day year and shall be payable for the actual number of days elapsed.

          (d) The Borrower agrees to pay to the Lender a closing fee in an aggregate amount equal to $75,000.00. The entire closing fee shall be deemed fully earned by the Lender and shall be due and payable in full on the Restatement Effective Date.

          (e) The Borrower agrees to pay the Lender, with respect to any payment of principal, interest or fees due under this Agreement that is not made within ten (10) days after its due date, a late charge equal to six percent (6%) of the amount past due.

          (f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

     SECTION 2.19. Increased Costs. (a) If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the LIBOR Rate); or

               (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts to compensate the Lender for such additional costs incurred or reduction suffered.

          (b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, as a consequence of this Agreement or the Loans made by, Letters of Credit issued by the Lender to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

          (c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

          (d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.20. Break Funding, Prepayment and Yield Maintenance Fees.

          (a) Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08 (c) or (d) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

          (b) Yield Maintenance Fees. In the event that the Borrower pays any principal with respect to a Fixed Rate Loan on any day other than the date scheduled for such payment under Section 2.02, 2.04 or 2.08, as applicable, the Borrower shall pay, simultaneously with such payment, the Yield Maintenance Fee. Notwithstanding the foregoing, there shall be no Yield Maintenance Fee if such payment is made entirely from excess cash flow from the Borrower's operations in the ordinary course of business, from the proceeds of the issuance by Holdings or the Borrower of any Equity Interests, or from the proceeds of a refinancing of the Obligations in a transaction in which the Lender or one of its Affiliates provides or arranges a replacement credit facility for the Borrower.

          (c) Prepayment Fee. In the event that the Borrower pays any principal with respect to the Acquisition Loan as part of a permanent reduction (including without limitation a reduction to $0 or termination) of the Acquisition Loan Commitment pursuant to Section 2.16(c) or, after the Conversion Date, on any day other than the date scheduled for such payment under Section 2.10(b), the Borrower shall pay, simultaneously with such reduction or payment, the prepayment fee in the amount equal to 2% of the amount prepaid (the "PREPAYMENT FEE").

Notwithstanding the foregoing, there shall be no Prepayment Fee with respect to any prepayment of principal of the Acquisition Loan after the Conversion Date if such payment is made entirely from excess cash flow from the Borrower's operations in the ordinary course of business, from the proceeds of the issuance by Holdings or the Borrower of any Equity Interests, or from the proceeds of a refinancing of the Obligations in a transaction in which the Lender or one of its Affiliates provides or arranges a replacement credit facility for the Borrower. In addition, contemporaneously with the reduction of all or any portion of Acquisition Loan Commitment as provided in Section 2.16(c), the Borrower shall pay a prepayment fee of: (i) 2% of any commitment reduction made from the date hereof through November 8, 2007, or (ii) 1% of any commitment reduction made from or after November 8, 2007, but before the Conversion Date.

     SECTION 2.21. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

     SECTION 2.22. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Lender at any time and from time to time during the Letter of Credit Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit shall be deemed Letters of Credit issued hereunder, and subject to the terms of this Agreement.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Lender, the Borrower also shall submit a letter of credit application on the Lender's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the total Revolving Exposure shall not exceed the lesser of the total Revolving Commitment and the Borrowing Base.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date.

          (d) Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement not later than 2:00 p.m., Boston time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Boston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., Boston time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 1:00 p.m., Boston time, on the day of receipt, or
(ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.11 that such payment be financed with a Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing, which shall be a Prime Loan.

          (e) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,
(iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its Permitted Discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (f) Disbursement Procedures. The Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly notify the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.

          (g) Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Prime Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph
(e) of this Section, then Section 2.22(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Lender.

          (h) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding that the Borrower cash collateralize the L/C Exposure, the Borrower shall deposit in an account with the Lender, in the name and for the benefit of the Lender (the "LC COLLATERAL ACCOUNT"), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Lender as collateral for the payment and performance of the Obligations. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Lender a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and Permitted Discretion of the Lender and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Defaults have been waived.

     SECTION 2.23. Payments Generally.

          (a) Manner of Payments. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 p.m., Boston time, on the due date thereof to the Lender, at the Funding Office, in Dollars and in immediately available funds. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (b) Funding Account. Borrower hereby irrevocably authorizes Lender to charge to Borrower's Funding Account, or if the funds therein are insufficient, to advance to Borrower's Funding Account as a Revolving Loan that is a Prime Loan and simultaneously charge to Borrower's Funding Account, a sum sufficient to pay when due all scheduled payments of principal and all interest accrued on the Obligations and to pay when due all costs, fees and expenses at any time owed by Borrower to Lender hereunder. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

                                   ARTICLE III

                         Representations and Warranties

     Each Loan Party represents and warrants to the Lender that:

     SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Restricted Subsidiaries and Supported Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries or Supported Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or Supported Subsidiaries or its respective assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries or Supported Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents.

     SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended April 30, 2006, reported on by the Accountants, and (ii) as of and for the fiscal quarter ended July 31, 2006 certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since April 30, 2006.

     SECTION 3.05. Properties. (a) As of the date of this Agreement, Schedule
3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party, Restricted Subsidiary and Supported Subsidiary. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties, its Restricted Subsidiaries and Supported Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02 and Liens that are being contested in good faith by appropriate proceedings and for which such Loan Party, such Restricted Subsidiary or Supported Subsidiary, as applicable, has set aside on its books adequate reserves.

          (b) Each Loan Party, its Restricted Subsidiaries and Supported Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties, its Restricted Subsidiaries and Supported Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties' rights thereto are not subject to any licensing agreement or similar arrangement.

     SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) on any Loan Party, Restricted Subsidiary or Supported Subsidiary or
(ii) that involve this Agreement or the Transactions.

          (b) Except for the Disclosed Matters (i) no Loan Party nor any of its Restricted Subsidiaries or Supported Subsidiaries has received notice of any claim with respect to any material Environmental Liability or knows of any basis for any material Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on any Loan Party, Restricted Subsidiary or Supported Subsidiary, no Loan Party nor any of its Subsidiaries
(1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

     SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on any Loan Party, Restricted Subsidiary or Supported Subsidiary. No Default has occurred and is continuing.

     SECTION 3.08. Investment Company Status. No Loan Party nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

     SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

     SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000.00 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000.00 the fair market value of the assets of all such underfunded Plans.

     SECTION 3.11. Disclosure. The Borrower and Holdings have disclosed to the Lender all material agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on any Loan Party, Restricted Subsidiary or Supported Subsidiary. Neither the Perfection Certificate nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Restatement Effective Date, as of the Restatement Effective Date.

     SECTION 3.12. Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

     SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Restatement Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Restatement Effective Date.

          (b) No Loan Party intends to, or will permit any of its Restricted Subsidiaries or Supported Subsidiaries to, or believes that it or any of its Restricted Subsidiaries or Supported Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary or Supported Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary or Supported Subsidiary. No Loan Party will permit any of its Unrestricted Subsidiaries to incur debts beyond its ability to pay such debts as they mature, if, as a result of doing so, it could be reasonably expected to have a Material Adverse Effect on any Loan Party, Restricted Subsidiary or Supported Subsidiary.

     SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties, the Restricted Subsidiaries and Supported Subsidiaries as of the Restatement Effective Date. As of the Restatement Effective Date, all premiums in respect of such insurance have been paid. The Borrower and Holdings believe that the insurance maintained by or on behalf of the Loan Parties, their Restricted Subsidiaries and Supported Subsidiaries is adequate. Each Loan Party has caused its Unrestricted Subsidiaries to maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company adequate insurance in such amounts and for such risks where the failure to do so could be reasonably expected to have a Material Adverse Effect on any Loan Party, Restricted Subsidiary or Supported Subsidiary.

     SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower's Subsidiaries, (b) a true and complete listing of each class of each of the Borrower's authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

     SECTION 3.16. Security Interest in Collateral. The provisions of the Existing Credit Agreement, this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.

     SECTION 3.17. Employment Matters. As of the Restatement Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties, the Restricted Subsidiaries and the Supported Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party, any Restricted Subsidiary or Supported Subsidiary, or for which any claim may be made against any Loan Party, any Restricted Subsidiary or Supported Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party, such Restricted Subsidiary or Supported Subsidiary.

     SECTION 3.18. Affiliate Transactions. Except as set forth on Schedule 3.18, as of the Restatement Effective Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

     SECTION 3.19. OFAC; Patriot Act.

          (a) No Loan Party or Subsidiary (i) is or will become a Person whose Property or interests in property are blocked or subject to blocking pursuant to
Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages or will engage in any dealings or transactions prohibited by Section 2 of such Executive Order, or be otherwise associated with any such Person in any manner violative of Section 2, or (iii) will otherwise become a Person on the list of Specifically Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

          (b) The Loan Parties and their Subsidiaries are in compliance in all material respects with the Patriot Act. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

                                   ARTICLE IV

                                   Conditions

     SECTION 4.01. Restatement Effective Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a) Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Loan Parties' counsel, addressed to the Lender in form and substance satisfactory to Lender and its counsel.

          (b) Financial Projections. The Lender shall have received satisfactory projections of (i) consolidated financial statements of Holdings for the 2007 fiscal year, and (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of Holdings.

          (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

          (d) No Default Certificate. The Lender shall have received a Compliance Certificate, signed by the Financial Officer, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, (iii) demonstrating compliance with the financial covenants set forth in Section 6.12, and (iv) certifying any other factual matters as may be reasonably requested by the Lender.

          (e) Fees. The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Effective Date. All such amounts will be paid with proceeds of Loans made on the Restatement Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Restatement Effective Date.

          (f) Lien Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Restatement Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

          (g) Participation Agreements. The Lender shall have entered into participation agreements with its Participants in form and substance satisfactory to the Lender.

          (h) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.

The Lender shall notify the Borrower of the Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Boston, Massachusetts time, on December 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

     SECTION 4.02. Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

          (c) After giving effect to any requested Revolving Borrowing or the issuance of any requested Letter of Credit, Revolving Availability is not less than zero.

          (d) With respect to any requested Equipment Borrowing:

               (i) the conditions set forth in Section 2.07(b) shall also have been satisfied; and

               (ii) after giving effect to the requested Equipment Borrowing, the Equipment Availability is not less than zero.

          (e) With respect to any requested Acquisition Borrowing:

               (i) the conditions set forth in Section 2.09(b) shall also have been satisfied;

               (ii) after giving effect to the requested Acquisition Borrowing, the Acquisition Availability is not less than zero;

               (iii) the Lender has a first perfected lien on all intellectual property of the Borrower.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b),
(c), (d) and (e) of this Section, as applicable.

                                    ARTICLE V

                              Affirmative Covenants

     Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender that:

     SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Lender:

          (a) within one hundred twenty (120) days after the end of each fiscal year of Holdings, its audited consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said Accountants;

          (b) within forty-five (45) days after the end of each of the first three fiscal quarters of Holdings, its consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (a) or (b), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with
Section 6.12, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and
(v) setting forth reasonably detailed calculations of the Excess Cash Flow, and demonstrating that any loans, advances or investments made pursuant to Section 6.04(g) have been made in compliance therewith;

          (d) as soon as available, but in any event not later than ninety-two
(92) days after the beginning of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of Holdings for each such fiscal year (the "PROJECTIONS") in form reasonably satisfactory to the Lender;

          (e) as soon as available but in any event within thirty (30) days of the end of each calendar month, and at such other times as may be requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Lender may reasonably request;

          (f) as soon as available but in any event within thirty (30) days of the end of each calendar month and at such other times as may be requested by the Lender, as of the period then ended, all delivered in a format acceptable to the Lender:

               (i) a detailed aging of the Borrower's Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and, if requested by the Lender, (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Lender, together with a summary specifying the name, address, and balance due for each Account Debtor;

               (ii) if requested by the Lender, a schedule detailing the
                    Borrower's Inventory, in form satisfactory to the Lender,
                    (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Lender has previously indicated to the Borrower are deemed by the Lender to be appropriate,
                    (2) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrower and complaints and claims made against the Borrower), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

               (iii) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

               (iv) a reconciliation of the Borrower's Accounts and Inventory between the amounts shown in the Borrower's general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

               (v) a reconciliation of the loan balance per the Borrower's general ledger to the loan balance under this Agreement;

          (g) as soon as available but in any event within thirty (30) days of the end of each calendar month and at such other times as may be requested by the Lender, as of the month then ended, a schedule and aging of the Borrower's accounts payable, delivered electronically in a text formatted file acceptable to the Lender;

          (h) if requested by the Lender, a list of all customer names, addresses and contact information, delivered in a format acceptable to the Lender;

          (i) promptly upon the Lender's request:

               (i) copies of invoices in connection with the invoices issued by the Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

               (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

               (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

          (j) promptly following the formation of any Subsidiary, information regarding such Subsidiary so that such Subsidiary may become a Loan Party unless formed for the sole purpose of making a Permitted Acquisition as a Unrestricted Subsidiary;

          (k) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

          (l) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request; and

          (m) in lieu of providing hard copies of the documents Holdings is required to deliver pursuant to paragraph (k) above, Holdings shall be deemed to have delivered the reports, proxy statements and other material to the Lender at such time such reports, proxy statements and other material are posted to the internet or filed with the Securities and Exchange Commission; provided, however, access to such documents must be (i) available free of charge; (ii) exist in a format downloadable by Lender (as determined by Lender); and (iii) downloadable by Lender or if such statements are not in a format downloadable by Lender then upon notice by Lender, Holdings will provide copies of such postings or filings.

     SECTION 5.02. Notices of Material Events. The Borrower and Holdings will furnish to the Lender prompt written notice of the following:

          (a) the occurrence of any Default or Event of Default;

          (b) receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party or Subsidiary that (i) seeks damages in excess of $1,000,000.00, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or Subsidiary, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000.00, or (vii) involves any product recall;

          (c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

          (d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000.00 or more, whether or not covered by insurance;

          (e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two (2) Business Days after receipt thereof);

          (f) all material amendments to any Material Agreement together with a copy of each such amendment;

          (g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000.00; and

          (h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary and Supported Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is presently conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section
6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted. In the case of any Unrestricted Subsidiary, each Loan Party will, and will cause such Unrestricted Subsidiary to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is presently conducted where the failure to do so could be reasonably expected to have a Material Adverse Effect on any Loan Party, Restricted Subsidiary or Supported Subsidiary.

     SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary and Supported Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $500,000.00 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest. Each Loan Party will cause each of its Unrestricted Subsidiaries to pay all Taxes, and to pay all material liabilities and obligations of such Unrestricted Subsidiary where the failure to do so may result in liability against a Loan Party in excess of $500,000.

     SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary and each Supported Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers and appraisers retained by the Lender), upon reasonable prior notice and during regular business hours, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties' assets for internal use by the Lender. Each Loan Party will permit the Lender to conduct field audit examinations of the Loan Party's assets, liabilities, books and records at a frequency not less than once every 365 days; provided further that the Loan Party will permit the Lender to conduct such examinations at any reasonable time and with any reasonable frequency after a Default. In connection with such field audits, the Loan Party will permit the Lender to make test verifications of the Accounts with the Loan Party's customers.

     SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property.

     SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used only for general working capital purposes or the repayment of Equipment Loans or Acquisition Loans. No Equipment Loan shall be used for any purpose other than as set forth in Section 2.07. No Acquisition Loan shall be used for any purpose other than as set forth in Section 2.09. No part of the proceeds of any Loan (other than Acquisition Loans with respect to Permitted Acquisitions) and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions.

     SECTION 5.09. Insurance. Each Loan Party will, and will cause each Restricted Subsidiary and Supported Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A-by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. Each Loan Party will cause each Unrestricted Subsidiary to maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company adequate insurance in such amounts and for such risks where the failure to do so could be reasonably expected to have a Material Adverse Effect on any Loan Party, Restricted Subsidiary or Supported Subsidiary.

     The Borrower will furnish to the Lender, information in reasonable detail as to the insurance so maintained.

     SECTION 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

     SECTION 5.11. Appraisals. At any time that the Lender requests, the Loan Parties will provide the Lender with appraisals or updates thereof of their Inventory, Equipment, intellectual property and real property from an appraiser selected and engaged by the Lender, and prepared on a basis satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, the Lender may require one appraisal of each type per calendar year, each of which shall be at the sole expense of the Borrower.

     SECTION 5.12. Depository Banks. The Borrower and each Restricted Subsidiary will maintain the Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. Schedule 5.12 sets forth the details for all deposit and investments accounts maintained by the Borrower, Holdings, and each Restricted Subsidiary at any bank or financial institution other than the Lender.

     SECTION 5.13. Additional Collateral; Further Assurances. (a) Subject to applicable law, Holdings, the Borrower and each Restricted Subsidiary that is or becomes a Loan Party shall, unless the Lender otherwise consents, cause each Subsidiary of the Borrower or Holdings (excluding any Unrestricted Subsidiary, Supported Subsidiary and any foreign Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit I hereto (the "JOINDER AGREEMENT"). Upon execution and delivery thereof, each such Person
(i) shall become a Loan Guarantor by executing and delivering a Loan Guaranty and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender, in any property of such Loan Party which constitutes Collateral (other than Equity Interests in Supported Subsidiaries), including any parcel of real property located in the U.S. owned by any Loan Party by executing and delivering Collateral Documents.

          (b) The Borrower and each Restricted Subsidiary that is or becomes a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Restricted Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests of each of its foreign Restricted Subsidiaries (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Restricted Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary's U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (iii) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section

1.956-2(c)(2)) in each foreign Restricted Subsidiary directly owned by the Borrower or any domestic Restricted Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other Collateral Documents as the Lender shall reasonably request. Notwithstanding the foregoing, at any time after an Event of Default has occurred and is continuing, each Loan Party will, upon the request of the Lender, cause each foreign Restricted Subsidiary to become a Loan Party and a Loan Guarantor and to grant Liens to the Lender on its assets and have the balance of its stock pledged to the Lender.

          (c) Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

          (d) If any material assets (including any Equity Interests and any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Restricted Subsidiary that is or becomes a Loan Party after the Effective Date (other than assets constituting Collateral under any Collateral Document that become subject to the Lien in favor of the Lender under any Collateral Document upon acquisition thereof), the Borrower will notify the Lender, and, if requested by the Lender, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Restricted Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens (other than Equity Interests in Supported Subsidiaries), including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

                                   ARTICLE VI

                               Negative Covenants

     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lender that:

     SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (a) the Obligations;

          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01(b) and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

          (c) Indebtedness that is unsecured and subordinated to the Obligations on terms satisfactory to the Lender in its Permitted Discretion, including, without limitation, the debt about to be incurred by Holdings as more particularly described on Schedule 6.01(c);

          (d) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, provided that (i) Indebtedness of any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Restricted Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Lender;

          (e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition of any capital assets (constituting purchase money Indebtedness), including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that after giving effect to the incurrence of such Indebtedness, the Companies will remain in compliance with Section 6.12.

          (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clause (b) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness;

          (g) Indebtedness owed to any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

          (h) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

          (i) Guarantees made by any Loan Party on behalf of Unrestricted Subsidiaries, provided that after giving effect thereto, the Companies will remain in compliance with Section 6.12;

          (j) Indebtedness incurred by any Unrestricted Subsidiary, which may be secured by the assets of such Unrestricted Subsidiary, provided, that, at the time such Indebtedness is to be incurred and after giving effect thereto, the Companies will remain in compliance with Section 6.12;

          (k) Indebtedness of Holdings to the Borrower incurred for the sole purpose of making Permitted Acquisitions in accordance with the terms of this Agreement; and

          (l) Indebtedness of any Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary permitted under Section 6.04(g).

     SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Liens created pursuant to any Loan Document;

          (b) Permitted Encumbrances;

          (c) any Lien on any property or asset of Holdings, the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02(c); provided that (i) such Lien shall not apply to any other property or asset of Holdings, the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d) Liens on capital assets acquired by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, and (ii) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

          (e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by Holdings, the Borrower or any Restricted Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

          (g) Liens arising out of sale and leaseback transactions permitted by
Section 6.06;

          (h) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

          (i) Liens granted by an Unrestricted Subsidiary to its lender in connection with Indebtedness incurred by such Unrestricted Subsidiary as permitted by Section 6.01; and

          (j) Liens granted by a Loan Party of Equity Interests in an Unrestricted Subsidiary to secure the Guarantee permitted by Section 6.01(i) and given by the Loan Party with respect to the Indebtedness incurred by such Unrestricted Subsidiary.

          Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party's (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses
(a) and (b) of the definition of Permitted Encumbrance and clause (a) above.

     SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Restricted Subsidiary or Supported Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Restricted Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

          (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower and other Subsidiaries and activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower or other Subsidiaries as permitted hereunder and the cash proceeds of any Restricted Payments permitted by Section 6.08) or incur any liabilities (other than liabilities under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence), except in accordance with this Agreement.

     SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire

(including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

          (a) investments described in clauses (a) though (e) of the definition of Permitted Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;

          (b) investments in existence on the date of this Agreement and described in Schedule 6.04(b);

          (c) investments by Holdings in the Borrower and by the Borrower and the Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries, provided that any such Equity Interests held by a Loan Party (other than Holdings) in any Restricted Subsidiary shall be pledged pursuant to this Agreement;

          (d) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

          (e) guarantees constituting Indebtedness permitted by Section 6.01(i) or arising by endorsement of items for deposit or collection received in the ordinary course of business;

          (f) investments by Holdings, the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary to the extent required to make a Permitted Acquisition in accordance with the terms of this Agreement;

          (g) loans or advances made by the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or investments made by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary, in each case to support start-up working capital needs of such Unrestricted Subsidiary, provided that (i) any such loans and advances made by the Borrower or any Restricted Subsidiary shall be evidenced by a promissory note pledged pursuant to this Agreement, (ii) the aggregate amount of such loans, advances and equity investments made in any fiscal quarter does not exceed 40% of Excess Cash Flow for the ECF Measuring Period most recently ended, and (iii) no loan, advance or investment shall be made during any fiscal quarter until the Borrower has delivered to the Lender the Compliance Certificate for ECF Measuring Period most recently ended, calculating the amount of Excess Cash Flow;

          (h) loans made by Borrower to Holdings with the proceeds of Acquisition Loans for the sole purpose of making Permitted Acquisitions;

          (i) subject to Section 8.02 hereof, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices;

          (j) investments in the form of Swap Agreements permitted by Section 6.07;

          (k) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

          (l) investments received in connection with the dispositions of assets permitted by Section 6.05;

          (m) investments constituting deposits described in clauses (c) and (d) of the definition of the term "PERMITTED ENCUMBRANCES; and

          (n) investments described on Schedule 6.04 (n).

     SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

          (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

          (b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

          (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

          (d) sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;

          (e) sale and leaseback transactions permitted by Section 6.06;

          (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

          (g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $1,000,000 during any fiscal year of the Borrower; and

          (h) sales of all Equity Interests in an Unrestricted Subsidiary (excluding all Supported Subsidiaries, none of which may sold without the Lender's prior written consent): if (i) such Unrestricted Subsidiary was not acquired or formed with proceeds of an Acquisition Loan, or (ii) the outstanding principal balance of the Acquisition Loan is zero at the time of such sale, and if, after giving effect to such sale, no Default or Event of Default would otherwise result from such sale;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 100% cash consideration.

     SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary or Supported Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except as permitted by SCHEDULE 6.06 and except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

     SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

     SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Restricted Subsidiary or Supported Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and in cash in an amount up to $1,700,000.00 during each fiscal year, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (iii) the Borrower may make Restricted Payments, not exceeding $1,000,000.00 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings and its Subsidiaries.

          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

               (i)  payment of Indebtedness created under the Loan Documents;

               (ii) with the prior written consent of the Lender, and after satisfying the requirements of Section 2.17(c) and (e), payment of Indebtedness permitted by Section 6.01 with the proceeds of the issuance of Equity Interests;

               (iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

               (iv) with the prior written consent of the Lender, prepayment of
                    Indebtedness permitted by Section 6.01 provided that (A) no Default or Event of Default has occurred and is continuing; and (B) the making of such prepayment will not result in the occurrence of a Default or Event of Default after giving effect thereto;

               (v)  refinancings of Indebtedness to the extent permitted by
                    Section 6.01; and

               (vi) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

     SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any loan, advance or investment permitted by Sections 6.04(c), 6.04(d) or 6.04(f), (d) any Indebtedness permitted under Sections 6.01(d) and 6.01(i), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower's board of directors.

     SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that
(i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause
(a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

     SECTION 6.11. Amendment of Organizational Documents. No Loan Party will, nor will it permit any Restricted Subsidiary or Supported Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents.

     SECTION 6.12. Financial Covenants.

          (a) Consolidated Fixed Charge Coverage Ratio. The Companies will not permit the Consolidated Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period                                                Ratio
------                                              ---------
October 31, 2006                                    1.50:1.00
January 31, 2007                                    1.75:1.00
April 30, 2007 and each fiscal quarter thereafter   2.00:1.00

          (b) Borrower Fixed Charge Coverage Ratio. The Borrower will not permit the Borrower Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period                                                Ratio
------                                              ---------
October 31, 2006                                    1.50:1.00
January 31, 2007                                    1.75:1.00
April 30, 2007 and each fiscal quarter thereafter   2.00:1.00

          (c) Consolidated Leverage Ratio. The Companies will not permit the Consolidated Leverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period                                                Ratio
------                                              ---------
October 31, 2006                                    2.25:1.00
January 31, 2007                                    3.25:1.00
April 30, 2007                                      2.50:1.00
July 31,2007                                        2.25:1.00
October 31, 2007 and each fiscal quarter
   thereafter                                       2.00:1.00

          (d) Borrower Leverage Ratio. The Borrower will not permit the Borrower Leverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period                                                Ratio
------                                              ---------
October 31, 2006                                    2.25:1.00
January 31, 2007                                    2.25:1.00
April 30, 2007 and each fiscal quarter thereafter   2.00:1.00

                                   ARTICLE VII

                                Events of Default

     SECTION 7.01. Events of Default. If any of the following events ("EVENTS OF DEFAULT") shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of five (5) days;

          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this

Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party's existence) or 5.08 or in Article VI;

          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) thirty
(30) days after the earlier of knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement;

          (f) any Loan Party, any Restricted Subsidiary or Supported Subsidiary shall fail to make any payment within 10 days (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party, any Restricted Subsidiary or any Supported Subsidiary, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) any Loan Party, any Restricted Subsidiary or any Supported Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party, Restricted Subsidiary or Supported Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) any Loan Party, any Restricted Subsidiary or any Supported Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount of $1,000,000.00 or more (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Restricted Subsidiary or any Supported Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party, any Restricted Subsidiary or any Supported Subsidiary to enforce any such judgment or any Loan Party, any Restricted Subsidiary or any Supported Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

          (l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000.00;

          (m) a Change in Control shall occur;

          (n) the occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

          (o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

          (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

          (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

          (r) any one or more material licenses, permits or authorizations now or hereafter held by any Loan Party permitting the manufacture and/or sale of firearms shall be terminated, suspended or revoked or shall not be renewed, which terminations, suspensions, revocations or failures to renew would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     SECTION 7.02. Remedies; Termination of Commitments; Acceleration; etc. Upon, and at any time thereafter during the continuance of an Event of Default (other than an event with respect to the Borrower described in Section 7.01(h) or (i)), the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

                                  ARTICLE VIII

                                Security Interest

     SECTION 8.01. Grant of Security Interest. As security for due and punctual payment and performance of the Obligations, the Borrower hereby grants to the Lender, the continuing security interest in and lien on all tangible and intangible property and assets of such

Borrower, whether now owned or existing or hereafter acquired or arising, together with any and all additions thereto and replacements therefor and proceeds and products thereof, including without limitation the property described below:

          (a) all tangible personal property, including without limitation all present and future goods, inventory (including, without limitation, all merchandise, raw materials, work in process, finished goods and supplies), machinery, equipment, motor vehicles, rolling stock, tools, furniture, fixtures, office supplies, computers, computer software and associated equipment, whether now owned or hereafter acquired, including, without limitation, all tangible personal property used in the operation of the business of such Borrower;

          (b) to the extent permitted by applicable law, all rights under all present and future authorizations, permits, licenses and franchises issued, granted or licensed for the operation of its business;

          (c) all patents of the Borrower;

          (d) all trademarks, tradenames and service marks of the Borrower;

          (e) all copyrights of the Borrower;

          (f) the entire goodwill of business of such Borrower and all other general intangibles (including know-how, trade secrets, customer lists, proprietary information, inventions, domain names, methods, procedures and formulae) connected with the use of and symbolized by any patents, trademarks or copyrights of such Borrower;

          (g) all rights under all present and future vendor or customer contracts and all franchise, distribution, design, consulting, construction, engineering, management and advertising and related agreements;

          (h) all rights under all present and future leases of real and personal property;

          (i) the Mortgaged Property; and

all other personal property, including, without limitation, all present and future accounts, accounts receivable, cash, cash equivalents, deposits, deposit accounts, loss carry back, tax refunds, insurance proceeds, premiums, rebates and refunds, choses in action, investment property, securities, partnership interests, limited liability company interests, contracts, contract rights, general intangibles (including without limitation, all customer and advertiser mailing lists, intellectual property, patents, copyrights, trademarks, trade secrets, trade names, domain names, goodwill, customer lists, advertiser lists, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise), all websites (including without limitation, all content, HTML documents, audiovisual material, software, data, hardware, access lines, connections, copyrights, trademarks, patents and trade secrets relating to such websites) and domain names, any information stored on any medium, including electronic medium, related to any of the personal property of such Borrower, all financial books and records and other books and records relating, in any manner, to the business of such Borrower, all proposals and cost estimates and rights to performance, all instruments and promissory notes, documents and chattel paper, and all debts, obligations and liabilities in whatever form owing to such Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to such Borrower; and all guaranties and security therefor, and all letters of credit and other supporting obligations in respect of such debts, obligations and liabilities. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Collateral described in this Agreement or in the other Loan Documents shall not include any licenses, leases or other contracts to the extent that the granting of a security interest therein would constitute a breach thereof or is prohibited thereby and such prohibition is not ineffective under Sections 9-406(d), 9-407, 9-408 or 9-409 of the Uniform Commercial Code; provided, further (x) all accounts arising under such licenses, leases or other contracts shall be included in the definition of Collateral and shall constitute Collateral and (y) the Collateral shall include all payments and other property received or receivable in connection with any sale or other disposition of such licenses, leases or other contracts.

Any of the foregoing terms which are defined in the Uniform Commercial Code shall have the meaning provided in the Uniform Commercial Code, as amended and in effect from time to time, as supplemented and expanded by the foregoing.

     SECTION 8.02. Special Warranties and Covenants of the Borrower. The Borrower hereby warrants and covenants to the Lender that:

          (a) The Borrower has delivered to the Lender a Perfection Certificate. All information set forth in such Perfection Certificate is true and correct in all material respects and the facts contained in such Perfection Certificate are accurate in all material respects as of the date of this Agreement. Borrower agrees to supplement its Perfection Certificate promptly after obtaining information which would require a correction or addition to such Perfection Certificate.

          (b) The Borrower will not change its jurisdiction of organization, principal or any other place of business, or the location of any Collateral from the locations set forth in the Perfection Certificate delivered by such Borrower, or make any change in its name or conduct its business operations under any fictitious business name or trade name, without, in any such case, at least thirty (30) days' prior written notice to the Lender; provided that the inventory of the Borrower may be in the possession of manufacturers or processors in any jurisdiction in which all necessary UCC financing statements have been filed by the Lender and with respect to which the Lender has received waiver letters from all landlords, warehousemen and processors in form and substance acceptable to the Lender.

          (c) Except for Collateral that is obsolete or no longer used in its business, the Borrower will keep the Collateral in good order and repair (normal wear excepted) and adequately insured at all times in accordance with the provisions of Section 5.09. The Borrower will pay promptly when due all taxes and assessments on the Collateral or for its use or operation, except for taxes and assessments permitted to be contested as provided in Section 3.09. Following the occurrence and during the continuance of an Event of Default, the Lender may at its option discharge any taxes or Liens to which any Collateral is at any time subject

(other than Permitted Liens), and may, upon the failure of the Borrower to do so in accordance with this Agreement, purchase insurance on any Collateral and pay for the repair, maintenance or preservation thereof, and each Borrower agrees to reimburse the Lender on demand for any payments or expenses incurred by the Lender or the Lenders pursuant to the foregoing authorization and any unreimbursed amounts shall constitute Obligations for all purposes hereof.

          (d) To the extent, if any, that the Borrower's signature is required therefor, the Borrower will promptly execute and deliver to the Lender such financing statements and amendments thereto, certificates and other documents or instruments as may be necessary to enable the Lender to perfect or from time to time renew the security interest granted hereby, including, without limitation, such financing statements and amendments thereto, certificates and other documents as may be necessary to perfect a security interest in any additional Collateral hereafter acquired by the Borrower or in any replacements or proceeds thereof. The Borrower authorizes and appoints the Lender, in case of need, to execute such financing statements, certificates and other documents pertaining to the Lender's security interest in the Collateral in its stead if the Borrower's signature is required therefor and the Borrower fails to so execute such documents, with full power of substitution, as such Debtor's attorney in fact. The Borrower further agrees that a carbon, photographic or other reproduction of a security agreement or financing statement is sufficient as a financing statement under this Agreement and the other Loan Documents.

          (e) The Borrower hereby irrevocably authorizes the Lender, at any time and from time to time, to file in any jurisdiction financing statements and amendments thereto that (i) indicate the Collateral (x) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset falls within the scope of Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts or such jurisdiction or (y) as being of an equal or lesser scope or with greater detail and (ii) which contain any other information required by Article 9 of the Uniform Commercial Code (including Part 5 thereof) for the sufficiency or filing office acceptance of any financing statement or amendment, including whether (A) the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Lender promptly upon request. The Borrower also ratifies its authorization for the Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof, and affirms that the grant of security interest in the Existing Credit Agreement is being continued, amended and restated under this Agreement, and does not constitute a new grant except as to intangible personal property excluded from the grant of security interest in the Existing Credit Agreement.

          (f) The Borrower agrees that it will join with the Lender in executing and, at its own expense, will file and refile, or permit the Lender to file and refile such financing statements, continuation statements and other documents (including, without limitation, this Agreement and licenses to use software and other property protected by copyright), in such offices (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, and appropriate state patent, trademark and copyright offices), as the Lender may reasonably deem necessary or appropriate, wherever required or permitted by law in order to perfect and preserve the rights and interests granted to the Lender in patents, trademarks and copyrights hereunder. Borrower will give the Lender notice of each office at which records of Borrower pertaining to all intangible items of Collateral are kept. Except as may be provided in such notice, the records concerning all intangible Collateral are and will be kept at the address shown in the respective Perfection Certificate for such Borrower as the principal place of business of Borrower.

          (g) The Borrower is the sole and exclusive owner of the websites and domain names listed on Schedule 8.02(g) hereto and have registered such domain names with Network Solutions (www.networksolutions.com) or the applicable authority which provides for the exclusive use by the Borrower of such domain names. The websites do not contain any material, the publication of which may result in (a) the violation of rights of any person or (b) a right of any person against the publisher or distributor of such material.

          (h) The Borrower shall, annually by the end of the first calendar quarter following the previous calendar year, provide written notice to the Lender of all applications for registration of patents, trademarks or copyrights, to the extent such applications exist, made during the preceding calendar year. The Borrower shall file and prosecute diligently all applications for registration of patents, trademarks or copyrights now or hereafter pending that would be necessary to the business of the Borrower to which any such applications pertain, and to do all acts, in any such instance, necessary to preserve and maintain all rights in such registered patents, trademarks or copyrights unless such patents, trademarks or copyrights are not material to the business of the Borrower, as reasonably determined by the Borrower consistent with prudent and commercially reasonable business practices. All reasonable costs and expenses incurred in connection with any such actions shall be borne by the Borrower. Except in accordance with prudent and commercially reasonable business practices, the Borrower shall not abandon any right to file a Patent, Trademark or Copyright application or any pending patent, trademark or copyright application or any registered patent, trademark or copyright, in each case material to its business, without the consent of the Lender.

          (i) The domain name servers used in connection with the domain names of the Borrower and all other relevant information pertaining to such domain names, and the administrative contacts used in connection with the registration of such domain names are identified on Schedule 4.2 hereof. Borrower will not change such domain name servers without ten (10) days' prior notice to the Lender. Borrower will not cause a change in the identity of any domain name administrative contact without ten (10) days' prior notice to the Lender.

          (j) If Borrower is, now or at any time hereafter, a beneficiary under a letter of credit, Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Lender of the proceeds of the letter of credit or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of the letter of credit are to be applied by the Lender against the Obligations as provided in this Agreement.

          (k) To the extent Borrower shall, now or at any time hereafter, hold or acquire any promissory note or other instrument or tangible chattel paper, Borrower will promptly notify the Lender thereof and, at the request and option of the Lender, Borrower will deliver such promissory note or other instrument or tangible chattel paper to the Lender to be held as Collateral hereunder, together with an endorsement thereof reasonably satisfactory in form and substance to the Lender.

          (l) If, now or at any time hereafter, Borrower shall obtain or hold any investment property or electronic chattel paper, Borrower will promptly notify the Lender thereof and, at the request and option of the Lender, Borrower will take or cause to be taken such steps as the Lender may reasonably request for the Lender to obtain "control" (as provided in Sections 9-105 and 9-106 of the Uniform Commercial Code of the Commonwealth of Massachusetts, as amended and in effect from time to time) of such Collateral.

          (m) The Borrower does not hold any commercial tort claims, as defined in Article 9 of the Uniform Commercial Code, except as indicated in the Perfection Certificate. If the Borrower shall at any time acquire a commercial tort claim, Borrower shall immediately notify the Lender in a writing signed by Borrower of the brief details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

          (n) If Borrower has accounts receivable in respect of which the account debtor is located in Minnesota, New Jersey, Indiana, or Connecticut the Borrower represents and warrants that the Borrower has filed and shall file all legally-required Notice of Business Activities Reports and comparable reports with the appropriate government authorities or has qualified as a foreign corporation to do business in such states.

     SECTION 8.03. Collection of Proceeds of Accounts Receivable.

          (a) On or before the Restatement Effective Date, the Borrower shall
(i) direct all of their account debtors to make all payments on accounts receivable of the Borrower directly to post office boxes (each a "LOCK BOX" and collectively the "LOCK BOXES") under the control of the Cash Management Bank,
(ii) establish accounts (each a "CONTROLLED ACCOUNT" and collectively the "CONTROLLED ACCOUNTS") in the Borrower's name with the Cash Management Bank, subject to Deposit Account Control Agreements, into which all payments received in the Lock Boxes shall be deposited, and into which the Borrower will immediately deposit all payments made for inventory or services sold or rendered by the Borrower and received by the Borrower in the identical form in which such payments were made, whether by cash or check, and (iii) cause each Subsidiary and Affiliate, and any other Person acting for or in concert with the Loan Party that receives any monies, checks, notes, drafts or other payments relating to or as proceeds of accounts receivable or other Collateral, to receive and hold such items in trust for, and as the sole and exclusive property of, the Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in hand to the Controlled Accounts; provided that, for purposes of administrative convenience, the Lender may in its reasonable discretion, permit the Borrower from time to time to maintain one or more accounts with one or more financial institutions other than the Cash Management Bank and with such maximum cash balances as the Lender deems appropriate, and for which the Borrower may, at the discretion of the Lender, be permitted to have direct access.

          (b) The Borrower agrees to enter into such Lock Box agreements and Deposit Account Control Agreements with the Cash Management Bank and the Lender as the Lender may reasonably request. The Borrower also agrees to cause each financial institution other than the Cash Management Bank with which a Lock Box and/or Controlled Account has been established to, enter into a Lock Box agreement and/or Deposit Account Control Agreement, as applicable, confirming that the amounts on deposit in such Lock Box and/or Controlled Account, as applicable, are under the control of the Lender, that such financial institution has no right to setoff against such Lock Box or Controlled Account or against any other account maintained by such financial institution into which the contents of such Controlled Account are transferred (except as provided in the Deposit Account Control Agreement, and that upon written notice from the Lender, such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to the Lender, funds deposited in the Controlled Account on a daily basis as such funds are collected.

          (c) All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to the Lender in kind shall be endorsed by the Borrower, to the Lender, and, if that endorsement of any such item shall not be made for any reason, the Lender is hereby irrevocably authorized to endorse the same on behalf of the Borrower. For the purpose of this subsection 8.03(c), each Borrower irrevocably hereby makes, constitutes and appoints the Lender (and all Persons designated by the Lender for that purpose) as such Borrower's true and lawful attorney and agent-in-fact (i) to endorse the name of the such Borrower upon said items of payment and/or proceeds of Collateral of the Borrower and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any mail of the Borrower is deposited; and (iv) open and process all mail addressed to the Borrower and deposited therein.

          (d) The Lender (and all Persons designated by the Lender for such purpose) may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any account debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any accounts receivable or contract rights of the Borrower by suit or otherwise; (ii) exercise all of the rights and remedies of the Borrower with respect to proceedings brought to collect any accounts receivable; (iii) surrender, release or exchange all or any part of any accounts receivable of the Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any account receivable of the Borrower upon such terms, for such amount and at such time or times as the Lender deems advisable;
(v) prepare, file and sign the names of the Borrower on any proof of claim in bankruptcy or other similar document against any account debtor indebted on an account receivable of the Borrower; and (vi) do all other acts and things which are necessary, in the Lender's Permitted Discretion, to fulfill the Obligations of the Borrower under this Agreement and to allow the Lender to collect the accounts receivable. In addition to any other provision hereof or in any of the other Loan Documents, the Lender may at any time on or after the occurrence of an Event of Default, at the sole expense of the Borrower, notify any parties obligated on any of the accounts receivable of the Borrower to make payment directly to the Lender of any amounts due or to become due thereunder.

     SECTION 8.04. Fixtures, etc. It is the intention of the parties hereto that (except for Collateral located on any Mortgaged Premises) none of the Collateral shall become fixtures and each Borrower will take all such reasonable action or actions as may be necessary to prevent any of the Collateral from becoming fixtures. Without limiting the generality of the foregoing, each Borrower will, if requested by the Lender, use commercially reasonable efforts to obtain waivers of Liens, in form satisfactory to the Lender, from each lessor of real property on which any of the Collateral is or is to be located to the extent requested by the Lender.

     SECTION 8.05. Right of Lender to Dispose of Collateral, etc. Upon the occurrence of any Event of Default, such Event of Default not having previously been waived, remedied or cured, but subject to the provisions of the Uniform Commercial Code or other applicable law, in addition to all other rights under applicable law and under the Loan Documents, the Lender shall have the right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom. The Lender may require the Borrower to make the Collateral (to the extent the same is moveable) available to the Lender at a place to be designated by the Lender or transfer any information related to the Collateral to the Lender by electronic medium. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender will give the Borrower at least ten (10) days' prior written notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the Uniform Commercial Code) that reasonable notification be given of the time and place of such sale or other disposition.

     SECTION 8.06. Right of Lender to Use and Operate Collateral, etc. (a) Upon the occurrence and during the continuance of any Event of Default, subject to the provisions of the Uniform Commercial Code or other applicable law, the Lender shall have the right and power (a) to take possession of all or any part of the Collateral, and to exclude the Borrower and all persons claiming under the Borrower wholly or partly therefrom, and thereafter to hold, store, and/or use, operate, manage and control the same, and (b) to grant a license to use, or cause to be granted a license to use, any or all of the Patents, Trademarks and Copyrights (in the case of Trademarks, along with the goodwill associated therewith), but subject to the terms of any licenses. Upon any such taking of possession, the Lender may, from time to time, at the expense of the Borrower, make all such repairs, replacements, alterations, additions and improvements to and of the Collateral as the Lender may deem proper. In any such case the Lender shall have the right to manage and control the Collateral and to carry on the business and to exercise all rights and powers of the Borrower in respect thereto as the Lender shall deem best, including the right to enter into any and all such agreements with respect to the operation of the Collateral or any part thereof as the Lender may see fit; and the Lender shall be entitled to collect and receive all rents, issues, profits, fees, revenues and other income of the same and every part thereof. Such rents, issues, profits, fees, revenues and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which the Lender may be required or may elect to make, if any, for taxes, assessments, insurance and other reasonable or necessary charges upon the Collateral or any part thereof, and all other payments which the Lender may be required or authorized to make under any provision of this Agreement (including reasonable or necessary legal costs and reasonable attorneys' fees). The Lender shall apply the remainder of such rents, issues, profits, fees, revenues and other income as provided in Section 8.07.

          (b) The Borrower hereby grants the Lender an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Loan Party) to use any patent, trademark or copyright now owned or licensed or hereafter acquired or licensed by the Borrower, that can be used or exercised after the occurrence and during the continuance of any Event of Default in connection with the disposition of Inventory. The rights conferred by this Section 8.06(b) are not intended to limit any other rights and remedies under Section 8.05, Section 8.06(a) or elsewhere in the Loan Documents.

     SECTION 8.07. Proceeds of Collateral. After deducting all reasonable costs and expenses of collection, storage, custody, sale or other disposition and delivery (including reasonable legal costs and attorneys' fees) and all other reasonable or necessary charges against the Collateral, the Lender shall apply the residue of the proceeds of any such sale or disposition to the Obligations in accordance with the terms hereof and any surplus shall be returned to the Borrower or to any Person or party lawfully entitled thereto. In the event the proceeds of any sale, lease or other disposition of the Collateral are insufficient to pay all of the Obligations in full, the Borrower will be liable for the deficiency, together with interest thereon as provided in Section 2.14(c), and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.

     SECTION 8.08. Release of Certain Collateral. Notwithstanding anything herein to the contrary, and without limiting the rights of the Lender under
Section 8.06 hereof and the Collateral Documents, the Lender shall release its lien on and security interest in any and all patents, copyrights, trademarks and tradenames, and other intellectual property consisting of know-how, trade secrets and other intellectual property for which patents, copyrights, trademarks and tradenames have not yet been sought or obtained of all Loan Parties upon satisfaction of the both of the following conditions: (i) all Acquisition Loans shall have been paid and satisfied in full and the Acquisition Loan Commitment shall have been terminated, and (ii) no Default or Event of Default shall have occurred and be continuing.

                                   ARTICLE IX

                                  Miscellaneous

     SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided -------- for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

               (i)  if to any Loan Party, to the Borrower at:

                    Smith & Wesson Corp.
                    2100 Roosevelt Avenue
                    Springfield, MA 01102-2208
                    Attention: John A. Kelly, Chief Financial Officer Facsimile No: 413-739-8528

                    with a copy to:

                    Greenberg Traurig, LLP
                    2375 E. Camelback Road
                    Suite 700
                    Phoenix, AZ 85016
                    Attention: Karl A. Freeburg
                    Facsimile No.: 602-445-8100

               (ii) if to the Lender at:

                    TD Banknorth, N.A.
                    1441 Main Street
                    Springfield, MA 01103
                    Attention: Maria P. Goncalves, Senior Vice President Facsimile No: 413-748-8037

                    with a copy to:

                    Edwards Angell Palmer & Dodge LLP
                    111 Huntington Avenue
                    Boston, MA 02199
                    Attention: Mark Fogel
                    Facsimile No.: 617-227-4420

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

          (b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Lender. The Lender or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause
(b)(i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation, interpretation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans, Letters of Credit, Swap Obligations, Cash Management Obligations, and Foreign Exchange Obligations, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

               (1)  appraisals and insurance reviews;

               (2) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;

               (3) environmental reviews of real estate owned or leased by any Loan Party;

               (4)  taxes, fees and other reasonable or necessary charges for
                    (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender's Liens;

               (5) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

               (6) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral;

               (7) costs, fees and expenses of preservation, collection, liquidation of Collateral, including those of intermediaries licensed to handle and dispose of Inventory; and

               (8) financial advisors and turnaround consultants retained by the Lender.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

          (b) The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or material release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) The relationship between any Loan Party on the one hand and the Lender on the other hand shall be solely that of debtor and creditor. The Lender
(i) shall not have any fiduciary responsibilities to any Loan Party or (ii) does not undertake any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party's business or operations. To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (d) All amounts due under this Section shall be payable upon written demand therefor.

     SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, except in the case of an assignment to an Affiliate of the Lender or an Approved Fund, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.03). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     For the purposes of this Section 9.04(b), the term "APPROVED FUND" has the following meaning:

          "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

          (c) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of the Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (d) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

          (e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender or any lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

          (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (including, without limitation, but otherwise without regard to the conflict of laws provisions) of the Commonwealth of Massachusetts, but giving effect to federal laws applicable to national banks.

          (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Massachusetts State court sitting in Springfield, Massachusetts in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender or any lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

          (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or
(ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "INFORMATION" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender or any lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.13. Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     SECTION 9.14. USA PATRIOT Act. The Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "ACT") and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

     SECTION 9.15. Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

     SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        SMITH & WESSON CORP., as Borrower


                                        By: /s/ John A. Kelly
                                            ------------------------------------
                                        Name: John A. Kelly
                                        Title: Vice President and Chief
                                               Financial Officer


                                        SMITH & WESSON HOLDING CORPORATION, as
                                        Guarantor


                                        By: /s/ John A. Kelly
                                            ------------------------------------
                                        Name: John A. Kelly
                                        Title: Chief Financial Officer and
                                               Treasurer


                                        TD BANKNORTH, N.A.


                                        By: /s/ Maria P. Goncalves
                                            ------------------------------------
                                        Name: Maria P. Goncalves
                                        Title: Senior Vice President